UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NeoGenomics, Inc.

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NeoGenomics, Inc.

12701 Commonwealth Drive

Suite 9

Fort Myers, Florida 33913

To our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend our 2021 Annual Meeting of Stockholders of NeoGenomics, Inc., which will be held on Thursday, May 27, 2021, 10:00 a.m., Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

Details regarding the meeting and the business to be conducted are described in the accompanying Proxy Statement. In addition to considering the matters described in the Proxy Statement, we will report on matters of interest to our stockholders.

We are pleased to inform you that instead of a paper copy of our proxy materials, most of our stockholders will be mailed a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how to access proxy materials and how to submit your proxy over the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials, if desired. All stockholders who do not receive a Notice of Internet Availability will be mailed a paper copy of the proxy materials. Furnishing proxy materials over the internet allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the live webcast of the Annual Meeting. Please vote electronically over the Internet, by telephone, or if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the Annual Meeting. Instructions on how to vote while participating at the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/NEO2021.

On behalf of the Board of Directors and management, we thank you for your continued support and confidence in NeoGenomics.

Sincerely,

Douglas M. VanOort

Chairman and Chief Executive Officer

April 15, 2021

Notice of 2021 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NeoGenomics, Inc., will be held on Thursday, May 27, 2021, at 10:00 a.m., Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NEO2021. For instructions on how to attend and vote your shares at the Annual Meeting, see the information in the accompanying Proxy Statement.

ITEMS OF BUSINESS:

1. To elect nine directors from the nominees named in the attached Proxy Statement.

2. To approve, on a non-binding advisory basis, executive compensation

3. To approve the Second Amendment of the Amended and Restated Equity Incentive Plan.

4. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2021.

5. To consider any other business properly brought before the Annual Meeting.

RECORD DATE:

You can vote if you were a stockholder of record as of the close of business on March 31, 2021.

PROXY VOTING:

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold. Whether or not you expect to virtually attend, please complete, date, sign and return the accompanying proxy card in the enclosed envelope or use the telephone or internet method of voting as described on your proxy card to ensure the presence of a quorum at the meeting. Even if you have voted by proxy and you virtually attend the meeting, you may, if you prefer, revoke your proxy and vote your shares virtually.

By Order of the Board of Directors

Denise E. Pedulla

Corporate Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on Thursday, May 27, 2021. Our Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2021 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we,” “us,” “our,” “NeoGenomics,” or the “Company”), having its principal executive offices at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, is providing these proxy materials in connection with the 2021 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2021 Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the 2021 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING

Q:  When and where is the 2021 Annual Meeting?

A:  The 2021 Annual Meeting will be held on Thursday, May 27, 2021 at 10:00 a.m., Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NEO2021 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on March 31, 2021 (the “Record Date”).

Q:  Who is entitled to vote at the 2021 Annual Meeting?

A: Holders of NeoGenomics, Inc. common stock at the close of business on the Record Date for the 2021 Annual Meeting established by our board of directors (the “Board”), are entitled to receive notice of the 2021 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2021 Annual Meeting and any related adjournments or postponements. The Meeting Notice, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 15, 2021.

As of the close of business on the Record Date, there were 117,046,693 shares of our common stock outstanding, each entitled to one vote. We refer to the holders of shares of our common stock as “stockholders” throughout this Proxy Statement.

Q:  Who can attend the 2021 Annual Meeting?

A:  Admission to the 2021 Annual Meeting is limited to:

• stockholders as of the close of business on the Record Date;

• holders of valid proxies for the 2021 Annual Meeting; and

• our invited guests.

Q:  What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:  If your shares are registered in your name, as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use for voting. If you hold our shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:  What are the quorum requirements for the 2021 Annual Meeting?

A:  The presence virtually or by proxy of persons entitled to vote a majority of shares of our outstanding common stock at the 2021 Annual Meeting constitutes a quorum. Your shares of our common stock will be counted as present at the 2021 Annual Meeting for purposes of determining whether there is a quorum if a proxy card has been properly submitted by you or on your behalf, or you vote virtually at the 2021 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:  What matters will the stockholders vote on at the 2021 Annual Meeting?

A:  The stockholders will vote on the following proposals:

• Proposal 1 - Election of Directors.

To elect nine members of our Board, each to hold office for a one year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

• Proposal 2 - Advisory Vote on the Compensation Paid to our Named Executive Officers.

• Proposal 3 - Second Amendment of the Amended and Restated Equity Incentive Plan.

• Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm.

Q:  What vote is required to approve each proposal?

A:   Provided a quorum is present, the following are the voting requirements for each proposal:

• Proposal 1 - Election of Directors.

Each of the nine nominees will be elected if a majority of the votes cast by stockholders virtually or via proxy are cast in favor of each respective nominee.

• Proposal 2 - Advisory Vote on the Compensation Paid to our Named Executive Officers.

Proposal 2 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal.

• Proposal 3 - Second Amendment of the Amended and Restated Equity Incentive Plan.

Proposal 3 will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal.

• Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm.

Proposal 4 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal.

Q: What are the Board’s voting recommendations?

A:  Our Board recommends that you vote your shares:

• “FOR” the nine directors nominated by our Board, each to serve until the 2022 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

• “FOR” the approval of the proposal regarding the compensation paid to our named executive officers.

• “FOR” the second amendment of our Amended and Restated Equity Incentive Plan; and

• “FOR” the ratification of Appointment of the Independent Registered Public Accounting Firm.

Q:  How do I vote?

A:  You may vote electronically at the meeting, by mail or by internet or telephone.

• At the meeting. To attend and participate in the Annual Meeting via live webcast, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

• By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

• By internet or telephone. You may also vote over the internet at www.proxyvote.com or vote by telephone at 1-(800) 690-6903. Please see proxy card for voting instructions.

Q:  How can I change or revoke my vote?

A:  You may change your vote as follows:

• Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise E. Pedulla, Corporate Secretary, or by submitting another proxy card before the conclusion of the 2021 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

• Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:  What if I do not specify a choice for a matter when returning a proxy?

A:  Your proxy will be treated as follows:

• Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

• Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:  Which ballot measures are considered “routine” or “non-routine?”

A:  The ratification of appointment of Independent Registered Public Accounting Firm (“Proposal 4”) is considered to be a routine matter under applicable rules. Broker non-votes are not expected to occur on this proposal.

The election of directors (“Proposal 1”), the advisory vote on the compensation paid to our named executive officers (“Proposal 2”) and the second amendment to the Amended and Restated Equity Incentive Plan (“Proposal 3”), are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.

Q:  Could other matters be decided at the 2021 Annual Meeting?

A:  As of the date of the filing of this Proxy Statement, we were not aware of any matters to be raised at the 2021 Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the 2021 Annual Meeting for consideration, the proxy holders for the 2021 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:  Who is soliciting proxies and what is the cost?

A:  We are making, and will bear all expenses incurred in connection with, the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, electronic mail, facsimile or virtually. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:  What should I do if I have questions regarding the 2021 Annual Meeting?

A:  If you have any questions about the 2021 Annual Meeting or would like additional copies of any of the documents referred to in this Proxy Statement, please call our Investor Relations department at (239) 768-0600.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At the 2021 Annual Meeting, a board of nine directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

Information as to Nominees and Other Directors

Background information, as of April 15, 2021, about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board, is set forth below. Raymond R. Hipp and Steven C. Jones have both decided to not stand for reelection in 2021.

Douglas M. VanOort, age 65. Mr. VanOort has served as the Chairman of the Board and Chief Executive Officer of the Company since October 28, 2009. For seven months prior to October 2009, he served as Chairman of the Board, Executive Chairman and Interim Chief Executive Officer. Prior to joining the Company, Mr. VanOort was a General Partner with a private equity firm, and a Founding Managing Partner of a venture capital firm. From 1982 through 1999, Mr. VanOort served in various positions at Corning Incorporated (“Corning”) and at its spin-off company, Quest Diagnostics, Inc. (“Quest Diagnostics”). During the period from 1995 through 1999, he served as the Senior Vice President Operations for Quest Diagnostics which was then a $1.5 billion newly formed NYSE-traded Company. During the period of 1989 to 1995, he held senior executive positions at Corning Life Sciences, Inc., including Executive Vice President. Corning Life Sciences Inc. had revenues of approximately $2 billion and was spun-off in a public transaction to create both Quest Diagnostics and Covance, Inc. From 1982 to 1989, Mr. VanOort served in various executive positions at Corning, including Director of Mergers & Acquisitions. Mr. VanOort served as the Chair of the American Clinical Laboratory Association through March 2021 where he previously served as a member of the Board. Mr. VanOort is a graduate of Bentley University.

Mark W. Mallon, age 58. Mr. Mallon has significant healthcare and pharmaceutical experience and a strong track record of success building industry-leading businesses in the U.S. and globally. Mr. Mallon has served as CEO of Ironwood Pharmaceuticals since January 2019. Prior to his role at Ironwood Pharmaceuticals, he spent twenty-four years at AstraZeneca in various roles of increasing scope and responsibility, including serving on the Executive Committee and as Executive Vice President of Global Product and Portfolio Strategy, Medical Affairs and Corporate Affairs from 2016 through January 2019. Prior to this role he held several senior sales and marketing roles at AstraZeneca, including Executive Vice President, International from 2013 through 2017. He started his career in the biopharmaceutical industry in management consulting. Mr. Mallon earned his B.S. in chemical engineering from the University of Pennsylvania and his master’s degree in business administration in marketing and finance from the Wharton School of Business.

Lynn A. Tetrault, age 58. Ms. Tetrault has served as a director since June 2015 and was appointed Lead Independent Director of the Company in July 2020. She also serves as a non-executive director of Rhythm Pharmaceuticals, Inc., a position to which she was appointed in December 2020. Ms. Tetrault has more than 25 years of experience in the healthcare sector. She worked from 1993 to 2014 with AstraZeneca, PLC, most recently as Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Ms. Tetrault was responsible for all human resources strategy, talent management, executive compensation and related activities, internal and external communications, government affairs, corporate reputation and corporate social responsibility for the Company. Prior to AstraZeneca, Ms. Tetrault practiced healthcare and corporate law for five years at Choate, Hall and Stewart in Boston. Ms. Tetrault is founder and principal of Anahata Leadership, an advisory firm focused on supporting the leadership effectiveness and development of executive women. She is also a Fellow and member of the Advisory Board of Simmons University’s Institute for Inclusive Leadership. Ms. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.

Bruce K. Crowther, age 68. Mr. Crowther has served as a director since October 2014. Mr. Crowther retired in 2013 as President and Chief Executive Officer of Northwest Community Healthcare where he served for 23 years. Northwest Community Healthcare is an award winning hospital offering a complete system of care. Mr. Crowther has a B.S. in Biology and an Masters of Business Administration from Virginia Commonwealth University. Mr. Crowther serves on the board of directors of Wintrust Financial Corporation, a public financial holding company and has been a Director of Methode Electronics, Inc., a publicly traded company trading on the NYSE, since 2019. He was previously the Chairman and currently a Director of the Max McGraw Wildlife Foundation, a not for profit organization committed to conservation education and research. Mr. Crowther has also served on the board of directors of Gray Matter Analytics, Inc., a privately owned company, since 2018. Gray Matter provides analytical tools to health systems.

Dr. Alison L. Hannah, age 60. Dr. Hannah has served as a director since June 2015. Dr. Hannah has over 30 years’ experience in the development of investigational cancer chemotherapies. Dr. Hannah presently works as Senior Vice President and Chief Medical Officer at CytomX Therapeutics, an oncology-focused biopharmaceutical company. Prior to this position, she served as a consultant to the pharmaceutical industry, working with over 25 companies over 20 years with a focus on molecularly targeted anti-cancer therapy. Previously, Dr. Hannah worked as Senior Medical Director at SUGEN (working on Sutent and other tyrokine kinase inhibitors) and Quintiles, a global Contract Research Organization. Dr. Hannah specializes in clinical development strategy, and has filed over 30 Investigational New Drug applications for new molecular entities and 8 successful New Drug Applications (including talazoparib, enzalutamide, defibrotide, carfilzomib, and others). She has a bachelor’s degree in biochemistry and immunology from Harvard University and her medical degree from the University of Saint Andrews. She is a member of ASCO, AACR, ASH, ESMO, SITC and a Fellow with the Royal Society of Medicine.

Kevin C. Johnson, age 66. Mr. Johnson has served as a director since October 2010. Mr. Johnson was the Chief Executive Officer for United Allergy Services, a provider of allergy testing and immunotherapy services, from September 2014 through July 2015. From January 2003 until September 2014 and July 2015 to present, Mr. Johnson was retired. From May 1996 until January 2003, Mr. Johnson was Chairman, Chief Executive Officer and President of DIANON Systems, Inc. (“DIANON”), a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide. During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002. DIANON was sold to Laboratory Corporation of America (NYSE: LH) in January 2003. Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics and Quest’s predecessor, the Life Sciences Division of Corning, for 18 years, and held numerous management and executive level positions.

Stephen M. Kanovsky, age 58. Mr. Kanovsky has served as a director since July 2017. Mr. Kanovsky, who has worked at General Electric since 2012, is General Counsel, Commercial of GE Healthcare, a business unit of General Electric that provides medical technologies and solutions to the global healthcare industry and supports customers in over 100 countries with a broad range of services and systems, from diagnostic imaging and healthcare IT through to molecular diagnostics and life sciences. Prior to GE Healthcare, he held numerous roles in several global pharmaceutical companies. Mr. Kanovsky earned his bachelor’s degree from the University of Pennsylvania. He subsequently graduated from Temple University’s School of Pharmacy with a master’s degree in Pharmacology and Temple University’s School of Law with a juris doctorate degree. Mr. Kanovsky also holds a master’s degree in business administration from Saint Joseph’s University’s Haub School of Business.

Michael A. Kelly, age 64. Mr. Kelly has served as a director since July 2020. Mr. Kelly is a former senior executive of Amgen, Inc. and is currently acting as Founder & President of Sentry Hill Partners, LLC, a global life sciences transformation and management consulting business he founded in 2018. Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions at Amgen Inc. from 2003 to 2017, most recently as Senior Vice President, Global Business Services and Vice President & CFO, International Commercial Operations. Mr. Kelly has also held positions at Biogen, Tanox and Monsanto Life Sciences. Mr. Kelly is an independent member of the board of directors for publicly traded Amicus Therapeutics, Aprea Therapeutics, Inc., DMC Global, Inc., and Hookipa Pharma, Inc. Mr. Kelly serves on the Council of Advisors and was the former audit committee chairman for Direct Relief, a humanitarian aid organization focused on health outcomes and disaster relief. Mr. Kelly holds a BSc in business administration from Florida A&M University, concentrating in Finance and Industrial Relations.

Rachel A. Stahler, age 45. Ms. Stahler has served as a director since May 2020. Ms. Stahler is the Chief Information Officer at Organon, a new pharmaceutical company to be created in 2021 through the intended spin-off of Merck’s women’s health, legacy brands, and biosimilars businesses. Ms. Stahler has nearly two decades of global technology experience in the pharmaceutical industry. Previously, Mrs. Stahler was the Chief Information officer for Allergan, a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world with a focus on four key therapeutic areas: medical aesthetics, eye care, central nervous system and gastroenterology. Ms. Stahler also has experience at a leading CRO / CCO, Syneos Health, where she was Chief Information and Digital officer responsible for designing clinical and commercial systems for customers as an outsourcing leader. Ms. Stahler was also the Chief Information Officer at Optimer Pharmaceuticals and held various senior technology roles at Pfizer. Ms. Stahler holds a B.A. from the University of Pennsylvania and a master’s degree in business administration from Columbia Business School.

Nomination Criteria

The following is a summary of certain experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director at the time each was nominated. This information supplements the biographical information provided above. Raymond R. Hipp and Steven C. Jones have both decided to not stand for reelection in 2021.

•

Douglas M. VanOort, Executive Chairman of the Board. Mr. VanOort has significant experience in the laboratory industry, including experience obtained as Chairman of the Board and Chief Executive Officer of the Company and as Senior Vice President Operations for Quest Diagnostics. Mr. VanOort also has significant financial experience, having served as Executive Vice President and Chief Financial Officer of Corning Life Sciences, Inc. and as an Operating Partner with a private equity firm and a Founding Managing Partner of a venture capital firm. Mr. VanOort is an experienced executive officer and manager as illustrated by the above described positions and others included in the biographical information provided above.

•	Mark W. Mallon, Board Member and Chief Executive Officer. Mr. Mallon has significant healthcare and pharmaceutical experience, including experience obtained as CEO of Ironwood

Pharmaceuticals as well as through various roles at Astra Zeneca. He has experience leading a financial transformation to profitability and significantly accelerating the growth of commercial products. Mr. Mallon spent twenty-four years at AstraZeneca where he had a strong track record of success building industry-leading businesses in the U.S. and globally. Mr. Mallon served as executive vice president of global product and portfolio strategy leading global marketing, pricing and market access, medical affairs, and corporate affairs. He also co-chaired the Late-Stage Product Development Committee for AstraZeneca’s $18 billion Bio-Pharmaceutical business. In addition, he led the International Region, managing a growing $6.5 billion business with over 20,000 employees. He launched AstraZeneca’s emerging market strategy and led the expansion and growth of AstraZeneca’s business in China, where it was the second fastest growing major multinational and second largest pharmaceutical company. As EVP of International, he also oversaw $800 million of Oncology products sales, spanning more than 50 countries. As president of AstraZeneca China, chief operating officer of AstraZeneca Japan, vice president of U.S. sales and marketing operations and president of AstraZeneca Italy, Mr. Mallon delivered several best-in-class new product launches.

•

Lynn A. Tetrault, Lead Director and Chairwoman of the Culture and Compensation Committee. Lynn Tetrault is a dynamic, seasoned executive in the pharmaceutical industry. Having progressed through numerous senior management roles at Astra Zeneca, she acquired extensive human resource and corporate governance experience at the highest level of that company. As the Company continues to grow, Ms. Tetrault’s experience is helping to shape human resource policies and operations as well as the make-up of the board of directors and its governance policies.

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Bruce K. Crowther, Board Member and Chairman of the Compliance Committee. Mr. Crowther has experience in the healthcare industry and a strong knowledge of the hospital market having served as Chief Executive Officer of a healthcare system for 23 years. His experience in this role allows him to provide insight into how the Company should manage the hospital market. He also has experience serving on the board of directors of other public companies.

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Dr. Alison L. Hannah, Board Member. Dr. Hannah has significant healthcare knowledge having spent over 20 years as a consultant in the field of oncology drug development with over 30 years of experience working with biopharmaceutical companies. Dr. Hannah presently works as Senior Vice President and Chief Medical Officer at CytomX Therapeutics, an oncology-focused biopharmaceutical company, giving her direct insight into current market dynamics. Dr. Hannah has extensive knowledge of the clinical trials marketplace and we believe she will be able to offer guidance on how the Company should position itself to obtain clinical trials diagnostic testing volumes as the Company continues to grow its revenue in that area.

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Kevin C. Johnson, Board Member. Mr. Johnson spent the majority of his career in the laboratory business and was the Chief Executive Officer and President of DIANON before it was sold to Laboratory Corporation of America. His experience as a Chief Executive Officer of a rapidly growing laboratory company operating in a similar niche of our industry enables him to provide significant and valuable insights as to running a laboratory company and strategies we should pursue.

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Stephen M. Kanovsky, Board Member and Chairman of the Nominating and Corporate Governance Committee. Mr. Kanovsky has over 25 years of legal experience in the global life sciences and pharmaceutical industry. Through his work at General Electric as General Counsel, Commercial of GE Healthcare, Mr. Kanovsky is able to provide continued knowledge of the life sciences space. He also brings valuable experience to our Board through his prior involvement with Clarient, Inc. (“Clarient”), prior to its acquisition by NeoGenomics in December of 2015.

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Michael A. Kelly, Board Member and appointed Chairman of the Audit Committee. Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions. Mr. Kelly’s extensive experience managing and growing domestic and international organizations, as well as his track record in finance, operations and building differentiated product companies will be highly valuable as we continue the pursuit of our long-term growth strategy. Mr. Kelly’s extensive knowledge and background in finance allow him to serve as a financial expert on the Audit Committee.

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Rachel A. Stahler, Board Member. Ms. Stahler is an experienced Chief Information Officer, having held several executive positions in the pharmaceutical industry, currently at Allergan, a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world. Ms. Stahler’s experience in designing clinical and commercial systems and prior senior technology roles will enhance the Company’s information technology policies and operations, as well as the composition and governance of the board of directors.

Corporate Governance

Director Independence. Under the NASDAQ Stock Market Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the NASDAQ Stock Market Rules.

The Board has determined that each of Ms. Tetrault, Mr. Crowther, Dr. Hannah, Mr. Hipp, Mr. Johnson, Mr. Kanovsky, Mr. Kelly, and Ms. Stahler are independent. The Audit Committee and the Culture and Compensation Committee are each composed entirely of directors who are independent under the NASDAQ Stock Market Rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Director Nominations. Our Board has a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee considers and recommends candidates for election to the Board and nominees for committee memberships and committee chairs.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Nominating Committee seeks men and women from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission, including diversity, equity and inclusion with respect to gender, race and ethnicity, as set forth in the Company’s Skill Matrix. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Nominating Committee will conduct candidate interviews, evaluate biographical information and background material, and assess the skills and experience of candidates, against selection criteria set forth in the Company’s Skill Matrix in the context of the then-current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms, and any other sources deemed appropriate by the Nominating Committee. The Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Board Candidates.”

Board Leadership Structure. Consistent with the Company’s Corporate Governance Guidelines, our Board has a policy that allows the offices of Chairman of the Board and Chief Executive Officer to be separate or combined and, if they are to be separate, allows Chairman of the Board role to be either selected from among the independent directors or an executive officer. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, through April 2021, the Company determined it was appropriate to have the same individual, Douglas VanOort, serve as Chief Executive Officer and Chairman of the Board. Beginning on July 16, 2020, Board Member Lynn Tetrault was appointed Lead Independent Director. On April 19, 2021, Mark W. Mallon will become Chief Executive Officer of the Company with Douglas VanOort retiring as Chief Executive Officer, and assuming the role of Executive Chairman of the Board.

Board Role in Risk Oversight. The Board administers its enterprise risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures, including cybersecurity, their potential financial impact on the Company, and the steps taken to monitor, control and mitigate those risks. Please refer to the section “Information Regarding Meetings and Committees of the Board” below for a full description of the responsibilities of each Committee and their role in overseeing the Company’s major risk exposures.

Information Regarding Meetings and Committees of the Board

The Board. The Board met four times for regular meetings during 2020. All of such meetings were regularly scheduled meetings and telephonic calls were held as needed. In addition, the Board held five special meetings during 2020. During 2020, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each such director served. Although not required, directors are invited to attend annual meetings of our stockholders. We held an annual meeting of stockholders on May 28, 2020, which was attended by six of the directors then serving on the Board.

The Board currently has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Culture and Compensation Committee, and the Compliance Committee. The following is composition of the committees as of December 31, 2020.

Director Name	Audit Committee	Nominating and Corporate Governance Committee	Culture and Compensation Committee	Compliance Committee

Lynn A. Tetrault (Lead Independent Director)		X	X (Chair)

Bruce K. Crowther	X			X (Chair)

Dr. Alison L. Hannah		X		X

Raymond R. Hipp(1)	X (Chair)		X

Kevin C. Johnson			X	X

Steven C. Jones(1)				X

Stephen M. Kanovsky		X (Chair)	X

Michael A. Kelly	X		X

Rachel A. Stahler	X	X

(1)	Mr. Hipp and Mr. Jones have both decided to not stand for reelection in 2021.

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring (1) the quality and integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s enterprise risks, including but not limited to risks relating to the Company’s information technology use and protection, data governance, privacy, and cybersecurity, and the Company’s strategy to mitigate such risks, (5) the independent auditor’s qualifications and independence, (6) the performance of our independent registered public accounting firm, and (7) working in coordination with the Compliance Committee of the Board, the implementation and effectiveness of the Company’s ethics and compliance program. The formal report of the Audit Committee is set forth beginning on page 18 of this Proxy Statement. The Audit Committee met fourteen times during 2020.

The Board has determined that Ray Hipp, who served as the Audit Committee Chair through 2020, was independent and an “audit committee financial expert” as such term is defined under applicable SEC rules. Ray Hipp is not standing for re-election at the 2021 Annual Meeting. The Board has appointed Michael Kelly as the Audit Committee Chair, pending his re-election to the Board at the 2021 Annual Meeting. The Board has determined that Michael Kelly is independent and an “audit committee financial expert” as such term is defined under applicable SEC rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. Our Nominating and Corporate Governance Committee is responsible for (1) reviewing and evaluating the size, composition, function, and duties of the Board consistent with its needs; (2) establishing criteria for the selection of candidates to the Board and its committees, and identifying individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders; (3) recommending to the Board, director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (4) recommending directors for appointment to Board committees; (5) making recommendations to the Board as to determinations of director independence; (6) overseeing the evaluation of the Board; (7) developing and recommending to the Board the Corporate Governance Guidelines for the Company and overseeing compliance with such Guidelines; and (8) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, including but not limited to overseeing the Company’s environmental, social and governance initiatives and investor engagement and communications. The Nominating and Corporate Governance Committee identifies and evaluates nominee candidates as described above under “Director Nominations”. The Nominating and Corporate Governance Committee met four times during 2020.

Culture and Compensation Committee. The Culture and Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Culture and Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer, other executive officers, and our directors and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All of the members of the committee are independent directors within the meaning of the applicable NASDAQ Stock Market Rules. The Culture and Compensation Committee met five times during 2020.

Specifically, the Culture and Compensation Committee is responsible for (1) setting compensation for Company executive officers and directors, (2) monitoring the Company’s incentive and equity-based compensation plans, (3) succession planning, and (4) organizational culture programs and practices to ensure that such programs are fair and appropriate and designed to attract, retain and motivate employees. Such programs include the Company’s diversity, equity and inclusion initiatives and Human Resources policies and practices relating to organizational engagement and effectiveness, employee development programs, fair pay and benefit programs and equal employment and equal opportunity.

The Culture and Compensation Committee engaged independent compensation consulting firm Willis Towers Watson (“WTW”) in 2020 to advise the Culture and Compensation Committee on peer development, market practices, industry trends, investor views and benchmark compensation data. In addition, WTW reviewed and provided the Culture and Compensation Committee with an independent perspective of management recommendations. These duties were consistent with those performed in prior years. For the year ended December 31, 2020, aggregate fees for WTW’s consulting services provided to the Culture and Compensation Committee were approximately $187,000. Approximately $174,000 of this aggregate amount was related to review of executive compensation.

The decision to engage this firm as a consultant was made by the Culture and Compensation Committee.

Compliance Committee. Our Compliance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compliance Committee is responsible for overseeing the Company’s activities in the area of corporate compliance with applicable laws and regulations related to our provision of medical-related services and assessing management’s implementation of the Company’s Corporate Compliance Program, including but not limited to (1) the adequacy and effectiveness of policies and procedures to ensure the Company’s compliance with applicable laws and regulations, (2) the organization, responsibilities, plans, budget, staffing and performance of the Company’s Compliance Department, including its independence, authority and reporting obligations, (3) the appointment and review of the compliance officer, including the compliance officer’s reports and summaries, (4) the monitoring of significant internal and external investigations, (5) the monitoring of the Company’s actions in response to applicable legislative, regulatory and legal developments, (6) the Company’s Code of Conduct and policies and procedures that guide the Company and employees, (7) the appropriate mechanisms for employees to seek guidance to report concerns, including anonymously through the Company’s compliance hotline, and (8) the Company’s compliance risk assessment activities and efforts to promote an ethical culture. The Compliance Committee met five times during 2020.

Stockholder Recommendations for Board Candidates

The Board will consider qualified candidates for director that are recommended and submitted by stockholders. Submissions that meet the current criteria for board membership are forwarded to the Nominating and Corporate Governance Committee for further review and consideration. The Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board at our principal executive office, Attention: Denise E. Pedulla, Corporate Secretary.

The Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida, 33913, Attention: Denise E. Pedulla, Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Vote Required for Approval

The nine nominees receiving the majority of votes cast “FOR” by stockholders virtually or by proxy will be elected. Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of Proposal 1.

Board Recommendation

The Board unanimously recommends a vote “FOR” each nominee in Proposal 1.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

General

We are providing our stockholders with the opportunity to express their views on our named executive officers’ compensation as set forth under “Executive and Director Compensation” by casting their vote on Proposal 2. This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement.

The Board believes our executive compensation program, which is described in detail in the “Executive and Director Compensation” section is designed to balance the goals of attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals, while keeping the program affordable and appropriately aligned with stockholder interests. We believe that our executive compensation program accomplishes these goals in a way that is consistent with our purpose and core values, and the long-term interests of the Company and its stockholders. Our equity compensation (which is awarded in the form of stock options and restricted stock) is designed to build executive ownership and align financial incentives focused on the achievement of our long-term strategic goals (both financial and non-financial).

Although the vote on Proposal 2 regarding the compensation of our named executive officers is not binding, the Board and the Culture and Compensation Committee value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

If this proposal is approved, our stockholders will be approving the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders, is hereby approved.

Vote Required for Approval

The compensation paid to our named executive officers will be considered approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. Proposal 2 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of Proposal 2. Abstentions will have no effect on the outcome of the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—SECOND AMENDMENT OF THE AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The Company currently maintains the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan, as most recently amended and subsequently approved by a majority of stockholders on May 25, 2017 (the “Equity Incentive Plan”). The Board believes that the Equity Incentive Plan has been effective in attracting and retaining highly-qualified employees and other key contributors to the Company’s business, and that the awards granted under the Equity Incentive Plan have provided an incentive that aligns the economic interests of Plan participants with those of our stockholders. The Culture and Compensation Committee has reviewed the Equity Incentive Plan to determine whether it remains a flexible and effective source of incentive compensation in terms of the number of shares of common stock available for awards and in terms of its design, as well as whether it generally conforms with best practices in today’s business environment.

At December 31, 2020, the Equity Incentive Plan had 1,022,401 shares remaining available for future issuance. In addition, a total of 4,077,832 options and stock awards in aggregate were outstanding, comprised of the following:

•	3,785,941 stock options (weighted average exercise price of $15.21, and weighted average remaining term of 3.24 years)

•	291,891 stock awards

Over the past three years, the Company has used options and stock awards judiciously, with a burn rate average of approximately 1.8% (of weighted average basic common shares outstanding) as compared to the Pharmaceuticals, Biotechnology & Life Sciences industry benchmark of 7.91%.

The Company has granted awards as follows:

Fiscal Year	Stock Options Granted	Stock Awards Granted

2020	845,120	149,012

2019	969,720	230,980

2018	2,457,102	87,811

Based on its review, to ensure the Equity Incentive Plan has an adequate number of shares available, the Culture and Compensation Committee recommended that the Equity Incentive Plan be amended to add 6,975,000 shares of the Company’s common stock to the reserve available for new awards.

Accordingly, the Board approved, and is recommending that the Company’s stockholders approve, the Second Amendment of the Equity Incentive Plan (the “EIP Amendment”). Upon approval of the EIP Amendment by the Company’s stockholders, an additional 6,975,000 shares of the Company’s common stock will be available for issuance under the Equity Incentive Plan.

Apart from the increase in available shares and the increase in the individual annual award limits, the EIP Amendment does not otherwise materially change the Equity Incentive Plan. If the EIP Amendment is not approved by the Company’s stockholders, the Equity Incentive Plan will remain unchanged and in effect according to its current terms and the Company may continue to grant awards under the Equity Incentive Plan until no more shares are available for issuance.

The material features of the Equity Incentive Plan, as amended by the EIP Amendment, are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Equity Incentive Plan, the full text of which is set forth as Exhibit 10.50 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016, by reference to that certain amendment to the equity Incentive Plan approved by the Company’s stockholders on May 25, 2017, the full text of which is set forth as Annex A to the proxy statement filed with the SEC on April 25, 2017, and by reference to the specific provisions of the EIP Amendment, the full text of which is set forth as Annex A to this Proxy Statement.

Corporate Governance Aspects of the Plan

The Equity Incentive Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors and stockholders’ interests. These provisions include, but are not limited to, the following:

•

Clawback Policy. In the event of a restatement of our financials due to material noncompliance with any financial reporting requirements under the law, participants will be required to reimburse us for any amounts earned or payable in connection with an award under the Equity Incentive Plan to the extent required by law and any applicable Company policies.

•	No Evergreen Provision. The Equity Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Plan will be automatically replenished.

•	Conservative Change in Control Provision. The Equity Incentive Plan does not provide for automatic vesting of awards solely upon a change in control of the Company.

•

No Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted under the Equity Incentive Plan with exercise prices lower than the market value of the underlying shares on the grant date.

•

No Reload Grants. Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another stock option, are not permitted under the Equity Incentive Plan.

•

No Transferability. Equity Incentive Plan awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Culture and Compensation Committee of the Board.

•	No Automatic Grants. The Equity Incentive Plan does not provide for automatic grants to any participant.

•

No Repricings Without Stockholder Approval. The Equity Incentive Plan prohibits the repricing of stock options and SARs without prior stockholder approval, with customary exceptions for certain changes in capitalization. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or exchanges or other substitutions for cash or other forms of awards).

•	No Tax Gross-Ups. The Equity Incentive Plan does not provide for any tax gross-ups.

•

Multiple Award Types. The Equity Incentive Plan permits the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards and other types of equity grants, subject to the share limits of the Equity Incentive Plan. This breadth of award types will enable the Culture and Compensation Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•	Independent Oversight. The Equity Incentive Plan is administered by the Culture and Compensation Committee, which is comprised of independent board members.

Administration

The Equity Incentive Plan is administered by the Culture and Compensation Committee. Subject to the express provisions of the Equity Incentive Plan, the Culture and Compensation Committee has the authority, in its discretion, to interpret the Equity Incentive Plan, establish rules and regulations for the Plan’s operation, select eligible individuals to receive awards and determine the form and amount and other terms and conditions of such awards.

Summary of Award Terms and Conditions

Awards under the Equity Incentive Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, stock bonus awards, deferred stock awards and other stock-based awards.

Stock Options. The Culture and Compensation Committee may grant to an Equity Incentive Plan participant options to purchase our common stock that qualify as incentive stock options for purposes of Code Section 422, options that do not qualify as incentive stock options, or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Committee and will be reflected in a written award agreement or notice.

The exercise price for stock options will be determined by the Culture and Compensation Committee in its discretion, but with respect to incentive stock options may not be less than 100% of the fair market value of one share of our common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted.

Stock options must be exercised within a period fixed by the Culture and Compensation Committee that may not exceed 10 years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. The Equity Incentive Plan provides for earlier termination of stock options upon the participant’s termination of service, unless extended by the Culture and Compensation Committee, but in no event may the options be exercised after the scheduled expiration date of the options.

At the Culture and Compensation Committee’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Culture and Compensation Committee (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Culture and Compensation Committee may grant to an Equity Incentive Plan participant an award of stock appreciation rights, which entitles the participant to receive, upon its exercise, a payment equal to (a) the excess of the fair market value of a share of common stock on the exercise date over the stock appreciation right exercise price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. The terms and conditions of awards of stock appreciation rights, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Culture and Compensation Committee and will be reflected in a written award agreement or notice.

The exercise price for a stock appreciation right will be determined by the Culture and Compensation Committee in its discretion, but may not be less than 100% of the fair market value of one share of our common stock on the date when the stock appreciation right is granted. Stock appreciation rights must be exercised within a period fixed by the Culture and Compensation Committee that may not exceed 10 years from the date of grant. Upon exercise of a stock appreciation right, payment may be made in cash, shares of our stock or a combination of cash and stock.

Restricted Stock. The Culture and Compensation Committee may grant to an Equity Incentive Plan participant shares of common stock subject to specified restrictions, which we refer to as restricted shares. Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period or the attainment of specified performance targets over the forfeiture period. The terms and conditions of restricted share awards are determined by the Culture and Compensation Committee and will be reflected in a written award agreement or notice.

Stock Bonus Awards. The Culture and Compensation Committee may grant to an Equity Incentive Plan participant shares of common stock in the form of a stock bonus award that are not subject to any restrictions or forfeiture requirements. The terms and conditions of stock bonus awards are determined by the Culture and Compensation Committee and will be reflected in a written award agreement or notice.

Deferred Stock Awards. The Culture and Compensation Committee may grant to an Equity Incentive Plan participant deferred stock awards representing the right to receive shares of common stock (or the value of such shares) in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives. The terms and conditions of deferred stock awards are determined by the Culture and Compensation Committee and will be reflected in a written award agreement or notice.

Other Stock-Based Awards. The Culture and Compensation Committee may grant to an Equity Incentive Plan participant equity-based or equity-related awards, referred to as other stock-based awards, other than options, stock appreciation rights, restricted shares, stock bonus awards or deferred stock awards. Such awards may include restricted stock units, stock purchase rights, phantom stock arrangements or awards valued in whole or in part by reference to our common stock. The terms and conditions of each other stock-based award will be determined by the Culture and Compensation Committee and will be reflected in a written award agreement or notice. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Culture and Compensation Committee.

Effect of a Change in Control or Similar Corporate Transactions

In the event of a merger, reorganization or consolidation between NeoGenomics and another person or entity (other than an affiliate) resulting in our stockholders prior to the transaction holding less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, or in the event of a sale of all or substantially all of our assets, outstanding awards will be subject to the specific terms as may be set forth in the applicable award agreement, which may include assumption or substitution of such awards with equivalent awards, accelerated vesting or settlement in cash or cash equivalents. Beginning with awards granted after April 20, 2017, award agreements have included “double trigger” vesting conditions. Under these conditions, stock option awards that are assumed or replaced as a result of a change in control will not automatically vest upon the change in control. Accelerated vesting of awards is permitted upon a change in control (as defined in the award agreement) if an employee experiences an involuntary termination (either by the Company without cause or by the employee for good reason, as defined in the award agreement) within 12 months after the change in control transaction.

Eligibility and Limitation on Awards

The Culture and Compensation Committee may grant awards under the Equity Incentive Plan to any employee, non-employee director or consultant of ours or any of our participating subsidiaries. While the selection of Equity Incentive Plan participants is within the discretion of the Culture and Compensation Committee, it is currently expected that participants will be primarily officers and key senior level employees, as well as our non-employee directors. As of the date of the filing of this Proxy Statement, all of our approximately 1,750 employees, and each of our nine non-employee directors, are eligible to participate in the Equity Incentive Plan.

The maximum amount of awards that can be granted under the Equity Incentive Plan to a single participant in any 12-month period in the form of stock options or stock appreciation rights is being increased by the EIP amendment from 1,000,000 shares to 2,000,000 shares.

Shares Subject to the Equity Incentive Plan

The number of shares of our common stock reserved for issuance for awards under the Equity Incentive Plan, before the approval of the proposed EIP Amendment, was 18,700,000, of which approximately 1,000,000 shares remain available for new awards. The Board has authorized pursuant to the EIP Amendment, subject to stockholder approval, an additional 6,975,000 shares of our common stock to be available for new awards under the Equity Incentive Plan, so that the aggregate number of shares reserved for issuance under the Equity Incentive Plan will be 25,625,000, with approximately 8,000,000 shares being available for new awards. All such shares of common stock available for issuance under the Equity Incentive Plan shall be available for issuance as incentive stock options.

Shares of common stock underlying awards granted under the Equity Incentive Plan that expire or are forfeited or terminated for any reason (as a result, for example, of the lapse of stock options or forfeiture of restricted shares), as well as any shares underlying an award that is settled in cash rather than stock, will be available for future grants under the Equity Incentive Plan. In addition, shares of stock that are surrendered to or withheld by us in payment or satisfaction of the exercise price of an award or any tax withholding obligation with respect to an award will be available for future grants. Shares to be issued under the Equity Incentive Plan will be authorized but unissued shares of common stock or shares of stock reacquired by us.

Anti-Dilution Protections

In the event of a change in the outstanding shares of our common stock, without the receipt by us of consideration, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares or other similar event, the Culture and Compensation Committee will make appropriate and equitable adjustments to (a) the number and kind of shares of stock available under the Equity Incentive Plan, (b) the number and kind of shares of stock subject to outstanding Equity Incentive Plan awards, (c) the per-share exercise or other purchase price under any outstanding Equity Incentive Plan award and (d) the annual award or other maximum award limits applicable under the Equity Incentive Plan.

Clawback Provisions

The Equity Incentive Plan provides that in the event of a restatement of our financials due to material noncompliance with any financial reporting requirements under the law, a participant will be required to reimburse us for any amounts earned or payable in connection with an award under the Equity Incentive Plan to the extent required by law and any applicable Company policies.

No Repricings of Options or SARs

The Equity Incentive Plan prohibits the repricing of stock options and stock appreciation rights without the approval of our stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or strike price or exchange for cash or other forms of awards).

Amendment and Termination

The Board may suspend, terminate, modify or amend the Equity Incentive Plan, provided that any amendment that would (a) increase the aggregate number of shares of stock that may be issued under the Equity Incentive Plan, (b) change the method of determining the exercise price of option awards or (c) materially modify the eligibility requirements for the Equity Incentive Plan, will be subject to the approval of our stockholders, except for modifications or adjustments relating to the anti-dilution protection described above.

In addition, no suspension, termination, modification or amendment of the Equity Incentive Plan may terminate a participant’s existing award or materially and adversely affect a participant’s rights under such award without the participant’s consent. However, these provisions do not limit the board’s authority to amend or revise the Equity Incentive Plan to comply with applicable laws or governmental regulations.

Federal Income Tax Consequences

THE FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF AWARDS UNDER THE PLAN GENERALLY ARE AS DESCRIBED BELOW. THE FOLLOWING INFORMATION IS ONLY A SUMMARY OF THE TAX CONSEQUENCES OF THE AWARDS, AND WE ENCOURAGE PARTICIPANTS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES INHERENT IN THE OWNERSHIP OR EXERCISE OF THEIR AWARDS, AND THE OWNERSHIP AND DISPOSITION OF ANY UNDERLYING SECURITIES. TAX CONSEQUENCES FOR ANY PARTICULAR INDIVIDUAL OR UNDER STATE OR NON-U.S. TAX LAWS MAY BE DIFFERENT.

Incentive Stock Options. A participant who is granted an incentive stock option generally will not recognize any taxable income for federal income tax purposes on either the grant or exercise of the incentive stock option (except for AMT purposes, as described below). If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option by the participant, (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the exercise price; and (b) we will not be entitled to a deduction with respect to the shares of stock so issued. If the two year holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the lesser of (1) the excess of the fair market value of the shares at the time of exercise over the exercise price, and (2) the gain on the sale. Also in that case, we will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the actual holding period for the stock. A sale for less than the exercise price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the exercise price is includable in the participant’s income for alternative minimum tax purposes whether or not the statutory two year holding period requirements are met.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the Equity Incentive Plan generally will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. We generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted stock appreciation rights generally will not recognize any taxable income on the receipt of the award. Upon the exercise of a stock appreciation right, (a) the participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of our stock from the date of grant of the award to the date of exercise multiplied by the number of shares subject to the award), and (b) we will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Stock. A participant generally will not recognize any taxable income on the grant date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Code Section 83(b) to include in income the fair market value of the restricted shares as of the date of such transfer. We generally will be entitled to a corresponding deduction. Any disposition of shares after the restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by us unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the participant as dividends and will not be deductible by us.

Deferred Stock Awards. A participant generally will not recognize taxable income upon grant of a deferred stock award, and we will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the underlying shares or settlement of the award, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock or other value received, and we generally will be entitled to a deduction in the same amount. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period.

Stock Bonus Awards and Other Stock-Based Awards. A participant generally will not recognize taxable income upon the grant of stock bonus awards or other stock-based awards under the Equity Incentive Plan unless and until the conditions and requirements for the grants have been satisfied and the payment determined. Once subject to tax, any cash received and the fair market value of any common stock received generally will constitute ordinary income to the participant. We generally will be entitled to a deduction in the same amount.

Code Section 162(m). Because we are a public company, special rules limit the deductibility of compensation paid to any “covered employee”. A covered employee is generally defined as the principal executive officer or principal financial officer at any time during the year, or any individual acting in such a capacity, and the three other most highly compensated executive officers. An employee that was considered a covered employee after 2016 will always be considered a covered employee even if he or she is no longer the principal executive officer, principal financial officer, or one of the three other most highly compensated executive officers during the applicable year. Under Code Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. The limitation on deductions does not apply, however, to qualified “performance-based compensation” under an arrangement that was in effect on November 2, 2017. Certain awards under the Equity Incentive Plan that were granted on or before November 2, 2017, including stock options, stock appreciation rights and stock-based performance awards, may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation. The Culture and Compensation Committee may choose to grant awards under the Equity Compensation Plan that are not deductible under Code Section 162(m).

New Plan Benefits

Because awards under the Equity Incentive Plan are discretionary, awards are generally not determinable at this time.

Effective Date

The EIP Amendment will be effective as of the date approved by our stockholders. The Equity Incentive Plan is scheduled to expire on October 15, 2025, unless terminated earlier by the Board.

Vote Required for Approval

The EIP Amendment will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. The proposal to approve the EIP Amendment is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of this Proposal 2. If the stockholders do not approve the EIP Amendment, it will not be implemented, but we reserve the right to adopt such other compensation plans and programs as we deem appropriate and in the best interests of NeoGenomics and its stockholders.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board appointed Deloitte & Touche LLP on March 15, 2021 to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Although ratification of the appointment of our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value the views of our stockholders. In the event that stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will review its future selection of its independent registered public accounting firm. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Representatives from Deloitte & Touche LLP are expected to be present at the virtual 2021 Annual Meeting.

Vote Required for Approval

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. Abstentions and broker non-votes, if any, will not be treated as votes cast and will have no impact on the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 4.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2020, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”)	3,785,941	$15.21	1,022,401	(a)
Employee Stock Purchase Plan (“ESPP”)	—	N/A	236,651	(b)

Total	3,785,941	$15.21	1,259,052

a.

The Company’s Equity Incentive Plan was amended, restated and subsequently approved by a majority of stockholders on December 21, 2015 and amended and subsequently approved by a majority of stockholders on May 25, 2017. The most recent amendment increased the maximum aggregate number of shares of the Company’s common stock reserved and available for issuance under the Amended Plan to 18,650,000.

b.

The Company’s Employee Stock Purchase Plan was amended, restated and subsequently approved by a majority of stockholders on June 6, 2013 and amended and subsequently approved by a majority of stockholders on May 25, 2017 and June 1, 2018. The most recent amendment increased the maximum aggregate number of shares reserved and available for issuance under the Plan to 1,500,000.

Currently, the Company’s Equity Incentive Plan, as amended on May 25, 2017 and the Company’s ESPP, as amended on June 1, 2018, are the only equity compensation plans in effect.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the quality and integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, (4) Company’s enterprise risks, including but not limited to risks relating to the Company’s information technology use and protection, data governance, privacy, and cybersecurity, and the Company’s strategy to mitigate such risks, (5) the independent auditor’s qualifications and independence, (6) the performance of our independent registered public accounting firm, and (7) working in coordination with the Compliance Committee of the Board, the implementation and effectiveness of the Company’s ethics and compliance program. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2020 with management and Deloitte & Touche LLP.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board “PCAOB”. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2020 be included in its Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Raymond R. Hipp (Chair)

Bruce K. Crowther

Michael A. Kelly

Rachel A. Stahler

EXECUTIVE OFFICERS

Executive Officer	Age	Position

Douglas M. VanOort (1)	65	Chairman of the Board and Chief Executive Officer

Mark W. Mallon (1)	58	Chief Executive Officer

Kathryn B. McKenzie	36	Chief Financial Officer

Denise E. Pedulla	61	General Counsel and Corporate Secretary

Robert J. Shovlin	50	President, Clinical Services

George A. Cardoza	59	President, Pharma Services

William B. Bonello	56	President, Informatics

Douglas M. Brown	51	Chief Strategy and Corporate Development Officer

Cynthia J. Dieter	46	Chief Accounting Officer and Controller

Jennifer M. Balliet	43	Chief Culture Officer

Dr. Lawrence M. Weiss	64	Chief Medical Officer

Stephanie K. Bywater	50	Chief Compliance Officer

Marcus B. Silva	45	Chief Marketing Officer

(1) Effective April 19, 2021, Mr. VanOort will retire as Chairman of the Board and Chief Executive Officer and will transition to become Executive Chairman of the Board. Mr. Mallon will become the Company’s CEO and will join the Board at that time.

Non-Director Executive Officers

Background information as of April 15, 2021 about our executive officers who are not nominees for election as directors is set forth below.

Kathryn B. McKenzie

Chief Financial Officer

Ms. McKenzie was appointed Chief Financial Officer in February 2020. Prior to this appointment she served as Vice President of Finance and Chief Accounting Officer since October 2017. She also served as the Company’s Principal Financial Officer since August 2019. Prior to joining the Company, Ms. McKenzie served at Chico’s FAS, Inc. in various roles including Assistant Controller and Director of Financial Reporting and Treasury. Ms. McKenzie also previously served as Audit Manager for Ernst and Young. Ms. McKenzie is a Certified Public Accountant and holds a Master’s of Science in Accountancy from the University of North Carolina Wilmington.

Denise E. Pedulla

General Counsel and Corporate Secretary

Ms. Pedulla joined NeoGenomics in 2015 as the Company’s General Counsel. From 2011 to 2015, Ms. Pedulla served as a Principal at Berkeley Research Group in its Compliance and Regulatory Risk Management services division and was engaged in private law practice. Prior to that, from 2008 to 2011, Ms. Pedulla was the Senior Vice President and Chief Compliance Officer at Orthofix International NV, a global orthopedic medical device company. From 2000 to 2008, Ms. Pedulla, a health care lawyer, was engaged in private law practice and provided legal counsel to hospitals, clinical laboratories, durable medical equipment suppliers and other health care providers in the areas of fraud and abuse, coverage, billing and reimbursement, regulatory compliance, corporate governance, contracting, and government affairs. From 1996 to 2000, Ms. Pedulla was employed at Fresenius Medical Care North America in positions of increasing responsibility, including Associate General Counsel and Vice President of Compliance, Regulatory and Government Affairs for its clinical laboratory division. Ms. Pedulla received a B.S. in Nursing and Psychology from Boston College, a J.D. from Suffolk Law School, and an M.P.H. in Health Policy and Management from Harvard University. She also holds a Certification in Health Care Compliance (CHC) from the Health Care Compliance Association. Ms. Pedulla is a licensed attorney in Massachusetts and Florida and is a member of the American Health Lawyers Association and the Health Law Sections of the American, Florida, and Massachusetts Bar Associations.

Robert J. Shovlin

President, Clinical Services

Mr. Shovlin has served as the President of our Clinical Services Division since September, 2016. Prior to this, he had served as our Chief Growth Officer since the acquisition of Clarient in 2015. From his hire date in October 2014 until the Clarient acquisition, Mr. Shovlin served as the Chief Operating Officer of NeoGenomics. From 2012 until October 2014, Mr. Shovlin served as Chief Development officer for Bostwick Laboratories, a provider of anatomic pathology testing services targeting urologists and other clinicians, where he was responsible for Sales, Marketing, Managed Care, Business Development, and Clinical Trials. From 2005 until 2011, he served in progressively more responsible positions, including President and Chief Executive Officer, for Aureon Biosciences, Inc., a venture-backed diagnostics company focused on developing novel and proprietary prostate cancer tests. Mr. Shovlin also served as Executive Director for Anatomic Pathology and Director of Managed Care for Quest Diagnostics from 2003 until 2005, and held sales leadership positions at Dianon Systems from 1997 until 2003. Mr. Shovlin served as a Captain, Infantry Officer in the United States Marine Corps from 1992 until 1997 where he served as a Platoon and Company Commander with 1st Battalion 4th Marines and as an Instructor and Staff Platoon Commander at the Basic School. He holds a Bachelor of Science Degree from Pennsylvania State University, and a Masters of Business Administration from Rutgers University.

George A. Cardoza

President, Pharma Services

Mr. Cardoza has served the Company as the President of Pharma Services since March 2018. He has been with NeoGenomics since November 2009, serving as the Company’s Chief Financial Officer through March 2018. Prior to that, he was the Chief Financial Officer at Protocol Integrated Direct Marketing. Mr. Cardoza spent fifteen years with Quest Diagnostics, including years when it was still part of Corning Inc. With Corning Inc. he worked with the Corning Life Sciences Division, which did several acquisitions in the Pharma services space. These acquisitions formed the pieces of Covance, which Corning spun out at the same time as Quest in 1996. Mr. Cardoza has worked closely with NeoGenomics Pharmaceutical Services and Clinical Trials division, which was combined into the Clinical Trials arm of Clarient Inc. when it was acquired from General Electric Healthcare in December 2015. Mr. Cardoza received his B.S. from Syracuse University in finance and accounting and has received his M.B.A. from Michigan State University.

William B. Bonello

President, Informatics

Mr. Bonello is President of our Informatics Division. Prior to leading the Informatics Division, Mr. Bonello most recently served as our Chief Strategy and Corporate Development Officer helping to formulate the company’s growth strategy. Mr. Bonello also recently served as Director of Investor Relations. Prior to joining NeoGenomics in 2017, Mr. Bonello worked as a healthcare equity analyst covering diagnostic services and product stocks at Craig-Hallum and at a variety of firms, and was also Senior Vice President for Investor Relations at LabCorp. Mr. Bonello received his B.A. degree from Carleton College and his Masters of Business Administration from the Kellogg School of Management at Northwestern University.

Douglas M. Brown

Chief Strategy and Corporate Development Officer

Mr. Brown has served as our Chief Strategy and Corporate Development Officer since February 2020. Prior to joining NeoGenomics, from 2015 to 2020, Mr. Brown was a Senior Managing Director with SVB Leerink with significant expertise in the oncology diagnostic sector. During his career, he has advised clients in over 100 successful M&A and Corporate Financing transactions. Mr. Brown advised General Electric on the sale of Clarient, and recently advised NeoGenomics on the acquisition of Genoptix and the oncology assets of Human Longevity. Mr. Brown earned his Masters of Business Administration from the Fuqua School of Business at Duke University and received his undergraduate business degree from the University of Texas at Austin.

Cynthia J. Dieter

Chief Accounting Officer and Controller

Ms. Dieter joined NeoGenomics in June 2020 as the Company’s Chief Accounting Officer and Controller. Prior to joining NeoGenomics, from 2014 to 2020, Ms. Dieter served at Viasat, Inc. as Senior Director, Corporate Accounting. She previously served at DJO Global, Inc. from 2004 to 2014 in various roles including Vice President and Assistant Corporate Controller, Vice President and Vista Controller, and Director, Financial Reporting and Planning. Ms. Dieter also previously served as Manager of Financial Reporting at Captiva Software and Audit Manager for Ernst and Young. Ms. Dieter is a Certified Public Accountant and holds a Bachelor’s of Science in Business Administration, with a concentration in Accountancy, from California Polytechnic State University San Luis Obispo.

Jennifer M. Balliet

Chief Culture Officer

Ms. Balliet has served as our Chief Culture Officer since September 2016. Prior to that, she had served as our Vice President of Human Resources since April 2015. Ms. Balliet joined NeoGenomics in 2008 and has steadily increased her responsibilities; she also previously served as Director of Human Resources. Throughout her time with NeoGenomics, she has managed the human resources process as the Company has grown from 100 employees to approximately 1,750 employees. As Chief Culture Officer, Ms. Balliet has responsibility for all areas of our Human Resources including recruiting, training, development, compensation, incentive plans and organizational development. Ms. Balliet received her B.S. degree in Psychology and M.S. degree in Business Management from the University of Florida.

Lawrence M. Weiss, M.D.

Chief Medical Officer

Dr. Weiss has served the Company as Chief Medical Officer since November 2019. Previously, Dr. Weiss served as Chief Scientific Officer since December 2018 and Medical Director and Director of Pathology Services since December 2015. Prior to joining the Company, Dr. Weiss served at Clarient Diagnostic Services, Inc. as a Pathologist and subsequently as Laboratory Director from 2011 through 2016. Dr. Weiss received his B.S. and M.D. summa cum laude from the University of Maryland. He was previously on the faculty of Stanford Medical School and was Chairman of Pathology at the City of Hope from 1997 to 2011. One of the most published pathologists in the world, Dr. Weiss was the recipient of the Benjamin Castleman Award from the International Academy of Pathology, the Arthur Purdy Stout Award from the APS Society of Surgical Pathologists, and the Ramzi Cotran Award from the United States-Canadian Academy of Pathology.

Stephanie K. Bywater

Chief Compliance Officer

Ms. Bywater has served the Company as the Compliance Officer since May 2017 and was appointed Chief Compliance Officer in March 2018. Prior to joining the Company, Ms. Bywater was the Global Compliance Operations & Americas Compliance Officer at Varian Medical Systems Inc., a radiation oncology medical device company. In this role, she was responsible for developing strategy for and overseeing global compliance operations and served as the compliance officer for one of three global regions, with a focus on international anti-corruption and anti-competition laws from 2015 to 2017. Prior to Varian, Ms. Bywater was the Compliance and Privacy Officer for Myriad Genetic Laboratories, where she implemented and provided oversight for programs supporting Anti-kickback Statute, Stark Law, billing and reimbursement, FDA, research, and global data privacy and protection requirements from 2010 to 2015. In addition to her private sector experience, since 2016, Ms. Bywater has served on the Advisory Board for the Center for Genomic Interpretation, a non-profit organization, where she consults and advises on compliance related matters. Ms. Bywater has a Bachelor of Science degree in Healthcare Administration from Northern Illinois University and is a Certified Healthcare Professional (CHP), Certified in Healthcare Privacy (CHP), and a Certified Internal Auditor (CIA).

Marcus B. Silva

Chief Marketing Officer

Mr. Silva has served the Company as Chief Marketing Officer since June 2020. Prior to joining the Company, Mr. Silva was the Director of Precision Medicine at Novartis Oncology. In this role, he led Precision Medicine efforts at Novartis resulting in the successful 2019 launch of PIQRAY® (alpelisib) and 2020 launch of TABRECTA™ (capmatinib). Prior to Novartis, Mr. Silva was with Becton Dickinson (“BD”) where he first led global strategic marketing excellence for their $1B global injection business and later was appointed head of Marketing and Analytics for their $700 million U.S. Diabetes Care business. Prior to BD, Mr. Silva was with Johnson & Johnson’s Ortho-Clinical Diagnostics franchise, where he held various leadership roles within Global Marketing, Strategic Marketing and Regional Marketing, including multiple product and campaign launches. Prior to this, Mr. Silva started his own healthcare company based in Southern California that focused on senior care, which he ran for almost 10 years and grew to over 100 employees. Additionally, Mr. Silva began his career as a practicing California plaintiff’s attorney, litigating employment law cases in Southern California. Mr. Silva earned his B.A. from Rutgers University, his J.D. from California Western School of Law, and his Masters of Business Administration from Rutgers Business School, with a focus on Marketing and Pharmaceutical Management.

COMPENSATION OF DIRECTORS

Each of our non-employee directors is entitled to receive compensation. For the year ended December 31, 2020, each eligible non-employee director received Board compensation of $45,000. The Director serving as Lead Independent Director receives additional annual compensation of $30,000. In addition, eligible non-employee directors who serve on committees receive the following compensation:

•	Directors serving as Audit Committee members receive annual compensation of $10,000. The Director serving as chair of the Audit Committee receives additional annual compensation of $10,000.

•

Directors serving as Culture and Compensation Committee members receive annual compensation of $7,500. The Director serving as chair of the Culture and Compensation Committee receives additional annual compensation of $7,500.

•	Directors serving as Compliance Committee members receive annual compensation of $5,000. The Director serving as chair of the Compliance Committee receives additional annual compensation of $5,000.

•

Directors serving as Nominating and Corporate Governance Committee members receive annual compensation of $5,000. The Director serving as chair of the Nominating and Corporate Governance Committee receives additional annual compensation of $5,000.

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and Committee meetings.

The Board has the discretion to grant equity awards to non-employee directors as part of their compensation. All committee members, whether member or chair, received total annual equity compensation in the amount of $110,000. On May 28, 2020, the members of the Board, with the exception of Mr. Kelly, were granted 2,698 shares of restricted stock and 3,448 stock options to each non-employee director. Both the stock options and the restricted stock awards vest on May 28, 2021. Mr. Kelly was appointed to the Board effective July 15, 2020. The total dollar value of his grant and subsequent split between stock awards and option awards is prorated as of this date. Mr. Kelly was granted 1,782 shares of restricted stock and 2,223 stock options. Both the stock options and the restricted stock awards vest on May 28, 2021.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines for its directors and executive officers to further align the interests of our senior leaders with those of our stockholders. The guidelines require directors to hold NeoGenomics stock worth a value expressed as a multiple of their annual compensation within five years of the guideline applying to them.

The table below summarizes the current share ownership guidelines as well as the current share ownership of our board as a multiple of base compensation for Board services as of December 31, 2020:

Role	Share Ownership Guideline	Current Share Ownership (1)

Chairman of the Board	3.0	212.8

Board Members	3.0	211.5

(1) Share ownership calculated as an average of all Board Members except the CEO who is shown separately.

Directors who are yet to achieve their share ownership amount are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards they have received. If an individual’s amount is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted to them, until the applicable guideline level is achieved. As of December 31, 2020, all board members were in compliance with the share ownership guidelines.

DIRECTOR COMPENSATION TABLES

The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2020:

Name	Fees Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Lynn A. Tetrault	$76,250	$77,000	$33,000	$—	$—	$—	$186,250

Bruce K. Crowther	$70,000	$77,000	$33,000	$—	$—	$—	$180,000

Dr. Alison L. Hannah (2)	$61,500	$77,000	$33,000	$—	$—	$—	$171,500

Raymond R. Hipp	$72,500	$77,000	$33,000	$—	$—	$—	$182,500

Kevin C. Johnson	$58,125	$77,000	$33,000	$—	$—	$—	$168,125

Steven C. Jones (3)	$85,363	$77,000	$33,000	$—	$—	$—	$195,363

Stephen M. Kanovsky	$62,500	$77,000	$33,000	$—	$—	$—	$172,500

Michael A. Kelly (4)	$13,750	$66,874	$28,660	$—	$—	$—	$109,284

Rachel A. Stahler (5)	$20,137	$77,000	$33,000	$—	$—	$—	$130,137

(1)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards and stock options granted to the non-employee directors. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date. See Item 8, Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 25, 2020 for a description of the valuation methodology of stock and option awards.

(2)	Includes $4,000 as compensation for serving on the Scientific Advisory Board in 2020.
(3)	Includes $23,604 in fees earned for consulting work performed for the Company.
(4)

Mr. Kelly was appointed to the Board effective July 15, 2020. The total dollar value of his fees earned are as of this date. The total dollar value of his grant and subsequent split between stock awards and option awards are prorated as of this date.

(5)	Ms. Stahler was appointed to the Board effective May 28, 2020. The total dollar value of her fees earned are as of this date.

The aggregate number of stock awards and stock option awards granted to each of our non-employee directors for the year ended December 31, 2020 was as follows (in number of shares):

Name	Stock Awards(6)	Stock Option Awards(7)

Lynn A. Tetrault	2,698	3,448

Bruce K. Crowther	2,698	3,448

Dr. Alison L. Hannah	2,698	3,448

Raymond R. Hipp	2,698	3,448

Kevin C. Johnson	2,698	3,448

Steven C. Jones	2,698	3,448

Stephen M. Kanovsky	2,698	3,448

Michael A. Kelly (8)(9)	1,782	2,223

Rachel A. Stahler	2,698	3,448

(6)

On May 28, 2020, the Company granted each of the directors above, with the exception of Mr. Kelly, 2,698 shares of restricted common stock. Such restricted common stock vests on the anniversary of the grant date so long as the director continues to serve as a member of the Board. The fair market value of each restricted stock grant on the award date was deemed to be $77,000 or $28.54 per share, which was the closing price of our common stock on the day before the grant. This grant was approved by the Culture and Compensation Committee of the Board.

(7)

On May 28, 2020, the Company granted each of the directors above, with the exception of Mr. Kelly, 3,448 stock options with an exercise price of $28.54, which was the closing price of our common stock on the day before the grant. This grant was approved by the Culture and Compensation Committee of the Board. The options vest on the anniversary of the grant date so long as the director continues to serve as a member of the Board.

(8)

On July 30, 2020, the Company granted Mr. Kelly, 1,782 shares of restricted common stock. Such restricted common stock vests on the May 28, 2021 so long as he continues to serve as a member of the Board. The fair market value of each restricted stock grant on the award date was deemed to be $66,874 or $37.53 per share, which was the closing price of our common stock on the day before the grant. This grant was approved by the Culture and Compensation Committee of the Board.

(9)

On July 30, 2020, the Company granted Mr. Kelly, 2,223 stock options with an exercise price of $37.53, which was the closing price of our common stock on the day before the grant. This grant was approved by the Culture and Compensation Committee of the Board. The options vest on May 28, 2021 so long as he continues to serve as a member of the Board.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

Overview and Philosophy

The Culture and Compensation Committee strives to create a compensation structure that supports a pay-for-performance culture and strongly believes that executive compensation should be tied to the performance of the Company and stockholder returns.

Our compensation philosophy is focused on providing our executive officers with compensation and benefits that are competitive, and that meet our goals of attracting, retaining and motivating highly skilled management. The levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Our executive compensation program focuses on both short and long-term results and is composed of three key elements: (1) base salaries, which reflect various factors including market-competitive pay levels, scope of the position, experience, individual performance and strategic criticality; (2) annual cash incentive opportunities, which reflect Company and individual performance; and (3) longer-term stock-based incentive opportunities under our equity incentive plans, generally in the form of stock options and/or restricted stock grants, which link the interests of senior management with our other stockholders. Equity incentive grants are subject to three or four year vesting provisions. Each of our compensation elements is designed to simultaneously fulfill one or more of our core objectives.

Our compensation program is administered under a rigorous process that includes the solicitation by the Culture and Compensation Committee of advice of an independent third-party consultant (which reports directly to the Culture and Compensation Committee, not to management) and long-standing, consistently applied policies with respect to the timing of equity grants, the pricing of stock options, and the periodic review of peer group practices.

We believe our overall program, and, in particular, our focus on granting long-term awards, is consistent with current best practices in compensation design.

2020 Performance Highlights

In December 2019, a novel strain of coronavirus (“COVID-19”) was identified and the disease has since spread across the world, including the United States. The World Health Organization officially declared COVID-19 a pandemic in early March 2020.The impact from the COVID-19 pandemic and the related disruptions have had a material adverse impact on our results of operations, volume growth rates and test volumes in 2020.

We have taken significant actions to protect our employees and maintain a safe environment while ensuring continuity of critical oncology testing for cancer patients. Among other actions, we de-densified our laboratories and facilities, adjusted laboratory shifts, provided special bonuses for onsite essential laboratory employees, restricted visitors to facilities, restricted employee travel, implemented an Emergency Paid Time Off policy, provided remote work-environment training and support, and managed our supply chains.

In addition, a $50,000 COVID-19 Employee Emergency Relief Fund was created to provide assistance to those NeoGenomics employees experiencing temporary financial hardships due to the COVID-19 pandemic. Mr. VanOort and Mr. Jones each donated $25,000 to establish this fund.

Importantly, all main laboratory facilities remained open and we maintained uninterrupted continuity of high-quality testing services for clients. The Company’s top priority remains the health and safety of employees and continued quality and service for all clients with a focus on patient care.

Additionally, we responded quickly to the changing economic environment by fortifying our balance sheet through the completion of $322 million net convertible debt and equity offerings. We utilized certain proceeds from these offerings to retire our outstanding term debt and related interest rate swap agreements. We also responded to national COVID-19 testing needs by bringing up COVID-19 testing capabilities and providing overflow testing services as well as providing COVID-19 testing to our employees free of charge.

Despite the disruption during the year, we remained focused on long-term strategic initiatives as evidenced by the completion of the acquisition of the oncology assets of Human Longevity, Inc. (“HLI-Oncology”) in La Jolla, California as well as our minority investment in Inivata Limited (“Inivata”). We also expanded our offerings during the year, including the addition of the InVisionFirst®-Lung liquid biopsy test, NeoLab Solid Tumor Liquid Biopsy test and mobile phlebotomy services. We believe that we are well-positioned to recover from the effects of the COVID-19 pandemic as our core broad testing menu enables our sales teams to identify opportunities for increasing revenues.

Most compensation decisions related to the year ended December 31, 2020 were determined in the first quarter of the 2021 fiscal year, after the evaluation of the Company’s performance and the performance of our Chief Executive Officer and other executive officers. We believe the compensation of all of our Named Executive Officers for 2020 aligned with both our performance in 2020 and the objectives of our executive compensation policies.

The Culture and Compensation Committee believes that compensation should be tied to the performance of the Company as well as the return to stockholders. Revenue and adjusted EBITDA, shown below, are the primary metrics used in the evaluation of financial performance of the Company.

Measure (in thousands, except for percentages)	2020	2019	% Change from Prior Year

Clinical Services Revenue	$382,337	$361,161	5.9%

Pharma Services Revenue	62,111	47,669	30.3%

Total Revenue	$444,448	$408,830	8.7%

Net Income	$4,172	$8,006	(47.9)%

EBITDA (non-GAAP)	$28,684	$37,629	(23.8)%

Adjusted EBITDA (non-GAAP) (1)	$34,842	$57,217	(39.1)%

(1) Adjusted EBITDA is defined by NeoGenomics as net income from continuing operations before: (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation expense, and, if applicable in a reporting period, (v) acquisition and integration related expenses, (vi) non-cash impairments of intangible assets, (vii) and other significant non-recurring or non-operating (income) or expenses.

•

Record Revenue for both Clinical and Pharma Segments. Consolidated revenues increased $35.6 million, or 8.7%, year-over-year. Growth in our Clinical Services segment year-over-year, was $21.2 million, or 5.9%. This increase was primarily driven by COVID-19 PCR testing revenue of $27.8 million for the year ended December 31, 2020. In addition, our Pharma Services backlog of signed contracts has continued to grow from $130.3 million as of December 31, 2019 to $208.9 million as of December 31, 2020.

•

Fortified the Balance Sheet. In April 2020, the Company completed an equity offering and issuance of convertible debt to increase its cash position given the uncertainties in the market and allow continued strategic investment. The Company utilized a portion of these proceeds to retire its existing term loan and related interest rate swap agreements. The net proceeds of the concurrent offering, following termination of the term loan and related interest rate swap agreement were approximately $221 million.

•

Continued Strategic Growth through Acquisitions and Partnerships. The Company completed the acquisition of the oncology assets of HLI-Oncology in January 2020, which added whole exome and whole genome sequencing capabilities as well as a state-of-the-art laboratory and experienced team in La Jolla, California. The Company also made a minority investment in Inivata in June 2020, and now serves as its commercial partner to offer its InVisionFirst®-Lung liquid biopsy test.

•

Execution of Critical Success Factors and Continued Actions to Drive Growth. The Company remains focused on its key critical success factors, which include: maintaining a world-class culture, delivering uncompromising quality, and providing exceptional service and growth.

Compensation Design

Compensation Strategy

We believe that having the right management team leading NeoGenomics and our employees globally is critical in our ability to achieve our financial and strategic objectives. Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining, and motivating highly skilled management, which is necessary to create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

Alignment with NeoGenomics’ Strategy

NeoGenomics is a premier cancer diagnostics and pharma services company serving oncologists, pathologists, pharmaceutical companies, academic centers, and others with innovative diagnostic, prognostic and predictive testing. By providing uncompromising quality, exceptional service, and innovative solutions, we will be the world’s leading cancer testing and information company.

Underpinned by our values of Quality, Integrity, Accountability, Teamwork, and Innovation, we believe that focusing on saving lives by improving patient care will drive profitable growth for our stockholders to the benefit of all our stakeholders.

This vision is reflected in how we have designed our compensation programs, with performance metrics that focus on our achievements.

Metric	How we Use it	Why it Matters

Revenue	Financial metric (in annual incentive plan)

Our vision is to be the world’s leading cancer testing and information company. Increases in revenue through organic growth and execution of strategic opportunities aligns management performance with the achievement of that vision and stockholder value realization.

Adjusted EBITDA	Financial metric (in annual incentive plan)

We continue to seek profitable growth in order to achieve outstanding performance for our stockholders. Adjusted EBITDA focuses our management team on balancing the profitability of our ongoing operations, with the implementation of strategic initiatives to provide for future growth.

Strategic Critical Success Factors (see details below)	Company metric (in annual incentive plan)

We believe that a culture of motivated and engaged employees will deliver superior service to our clients, leading to customer satisfaction and retention, which will continue to increase stockholder value. Annual focus areas are established each year to align with our strategic critical success factors of: maintaining a world-class culture, providing uncompromising quality and delivering exceptional service, and driving innovation and growth. Measurement against the achievement of these focus areas provides for continuous alignment with our common purpose and vision.

Individual Performance	Individual metric (in annual incentive plan)

Each executive that participates in the management incentive plan plays a unique role in the Company’s strategic objectives. Including individual performance goals for each executive that are in line with the executive’s major responsibilities ensures that incentive payments relate to both Company performance as well as individual performance.

Compensation Elements

Our compensation program is purposefully straightforward. In accordance with our compensation philosophy, we provide competitive fixed cash compensation, an annual incentive program that aligns pay with in-year progress against our longer term goals, and stock options and/or restricted stock that provide clear and transparent alignment to sustainable stockholder value creation, while retaining our executives over the long-term. The aggregate value of base salary, target bonus and long-term incentives is generally positioned within a competitive range around market median.

Element	Purpose	Key Features

Base Salary	Provide competitive baseline compensation for role

•  Fixed cash compensation

•  Amounts informed by levels in the market, taking account of the role, scope of the position, experience, performance and strategic criticality

•  Target competitive range around market median

Annual Incentive	Reward for the achievement of both NeoGenomics’ and individual performance during the year

•  Variable cash compensation

•  Target opportunity informed by levels in the market

•  Actual value based on financial performance (revenue, adjusted EBITDA) and individually defined strategic critical success factors

Long-Term Incentives	Align with the long-term interests of NeoGenomics, our stockholders and our employees, while rewarding long-term sustainable value creation and driving retention

•  Grants of stock options generally made annually to Named Executive Officers and/or grants of restricted stock made periodically to certain Named Executive Officers

•  Variable equity-based compensation

•  Target opportunity informed by levels in the market

•  Options require stock price appreciation to yield value

•  Restricted stock and options have four year ratable vesting and options have a seven-year term

The aggregate value of base salary, target bonus and long-term incentives is generally positioned within a competitive range around market median.

As the following charts show, the majority of our CEO’s and other named executive officers’ compensation for the year ended December 31, 2020 is variable and performance based:

Compensation Best Practices

What We Do:		What We Avoid:

✓	Pay for performance	×	No tax gross-ups on any change-in-control benefits

✓	Deliver majority of executive compensation in the form of at-risk, performance-based pay	×	No hedging or pledging of NeoGenomics stock

✓	Align performance objectives with our strategy	×	No excessive perquisites, benefits or pension payments

✓	Conduct annual assessment of CEO pay versus performance	×	No reloading or repricing of stock options

✓	Take into consideration the compensation levels of a relevant peer group of companies when setting compensation	×	No options grants with an exercise price below 100% of fair market value

✓	Cap payout opportunities under our incentive plans

✓	Operate share ownership and retention requirements

✓	Operate clawback policy

✓	Operate double-trigger change-in-control benefits

✓	Operate an annual ‘say on pay’ vote

✓	Engage an independent compensation consultant

Culture and Compensation Governance

Culture and Compensation Oversight

The Culture and Compensation Committee, chaired by Lynn A. Tetrault and comprised of five total independent Directors, is responsible for discharging the Board’s responsibilities relating to compensation of our executive officers, including the Chief Executive Officer. The Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. This includes reviewing and approving the compensation of the Named Executive Officers, approving performance goals, and reviewing the achievement of performance goals at year end.

In exercising its duties, the Culture and Compensation Committee receives information and support from management, and guidance from an independent advisor.

The Culture and Compensation Committee is wholly accountable for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his own compensation. For other Named Executive Officers, recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Culture and Compensation Committee.

The Annual Process

The Culture and Compensation Committee typically meets four times a year to consider the following items:

Quarter	Typical Meeting Topics

Q1

•  Setting compensation for Company executive officers, including the review and approval of executive benchmarking and pay recommendations, salary adjustments, annual bonus payouts and long-term incentive award values

•  Approve annual company and individual performance goals for the year ahead

•  Assess compliance versus stock ownership guidelines

•  Review historical equity awards and resulting burn rates

Q2

•  Review and finalize relevant proxy content

•  Monitoring of the Company’s incentive and equity-based compensation plan, including the review and approval of proposed annual equity grants

•  Undertake Culture and Compensation Committee self-evaluation

Q3

•  Review and discuss proxy advisor reports and any other investor feedback

•  Receive update on legislative, regulatory and governance environments

•  Review current compensation philosophy, including organizational culture programs and practices pertaining to diversity, equity and inclusion

•  Review Culture and Compensation Committee charter

Q4	• Conduct annual peer group review • Discuss potential CD&A enhancements and review planning timeline • Succession planning

Additional meetings are scheduled on an as needed basis.

Use of an Independent Advisor

As outlined in its Charter, the Culture and Compensation Committee has the authority to select, retain, and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Culture and Compensation Committee.

In 2016, the Culture and Compensation Committee appointed Willis Towers Watson (“WTW”) as an independent outside compensation consultant. During 2020, WTW advised the Culture and Compensation Committee on peer group development, market practices, industry trends, investor views and benchmark compensation data. In addition, they reviewed and provided the Culture and Compensation Committee with an independent perspective of management recommendations. These duties were consistent with those performed in prior years.

The Culture and Compensation Committee considered the six factors specified by the Securities and Exchange Commission to monitor the independence of their compensation advisors. As was the case in prior years, the Culture and Compensation Committee determined that WTW’s services during 2020 did not raise a conflict of interest.

Managing Compensation-Related Risks

NeoGenomics operates in a highly regulated, competitive and fast-moving field, meaning that risk management is core to our success. It is the common purpose of all NeoGenomics employees to save lives by improving patient care, and this shared common purpose underscores our commitment to performance excellence in a risk-appropriate manner.

The Culture and Compensation Committee’s role relative to risk mitigation is to review the risks associated with NeoGenomics’ compensation policies and practices to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have a material adverse effect on the Company. The Culture and Compensation Committee also oversees an annual review of the Corporation’s risk assessment of its compensation policies and practices for its employees.

The risk-mitigating features that NeoGenomics has adopted within our executive compensation programs are summarized below.

Clawback

In the event of a restatement of the NeoGenomics’ financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by law and any applicable Company policies.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines to further align the interests of our senior executives with those of our stockholders. The guidelines require covered roles to hold NeoGenomics stock worth a value expressed as a multiple of their salary within five years of the guideline applying to them.

The table below summarizes the current share ownership guidelines for our Named Executive Officers as a multiple of salary as of December 31, 2020:

Role	Share Ownership Guideline	Share Ownership(1)

Chief Executive Officer	3.0	212.8

Named Executive Officers	1.0	11.7

(1) Share ownership calculated as an average of all Named Executive Officers except for the CEO who is shown separately.

Individuals who are yet to achieve their required ownership amounts are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards they have received. If an individual’s share ownership level is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted to them, until the applicable guideline level is achieved. As of December 31, 2020, all Named Executive Officers were either in compliance with the share ownership guidelines or not yet required to be in compliance due to hire date.

Views of our Stockholders

Starting in 2019, the Company moved to an annual vote on Named Executive Officers’ compensation. This change enables the Culture and Compensation Committee to have more regular insight on stockholder views which inform discussions on program design and disclosure.

In 2020, 96.4% of the votes cast were in favor of our Named Executive Officers’ compensation. This positive vote and feedback, coupled with alignment of pay and performance under NeoGenomics’

compensation programs, reinforces the current approach to executive compensation. The outcomes of these advisory votes will continue to inform the Culture and Compensation Committee’s thinking as it evaluates the appropriateness and effectiveness of NeoGenomics’ approach to executive compensation.

Compensation Peer Group

In evaluating executive compensation, the Culture and Compensation Committee considers a number of factors including:

•	Absolute Company performance;
•	Company performance relative to our established peer group;
•	Compensation practices observed in our established peer group; and
•	Stockholder views.

Given the fast-changing nature of our industry, the Culture and Compensation Committee reviews the compensation peer group annually, with input from WTW. Consideration is given to relative size (revenue, number of employees and market capitalization) and nature of business (business focus and model) of the organizations.

The Culture and Compensation Committee has consciously chosen to adopt a compensation peer group that is, on the whole, different from the group of companies with which our business competes. This is primarily due to the fact that many of our direct business competitors are either much larger or smaller than us in terms of size and scope, meaning the compensation data would not necessarily be appropriate to inform decision-making regarding executive compensation levels at NeoGenomics.

The 2020 compensation peer group comprised the following 16 companies:

• 10x Genomics, Inc.* • AtriCure, Inc. • Bio-Techne Corporation • Emergent BioSolutions, Inc. • Exact Sciences Corporation • Guardant Health, Inc.*	• Invitae Corporation • Lantheus Holdings, Inc. • Luminex Corporation • Medpace Holdings, Inc • Myriad Genetics, Inc. • NanoString Technologies, Inc.	• Natera, Inc. • OPKO Health, Inc. • Quidel Corporation • Repligen Corporation

* Indicates companies excluded from CEO pay vs. performance graph below as three years of stock data is not available.

Peers included in 2020 met industry selection criteria and fell within the Life Sciences Tools & Services industry and desired ranges for revenue and market capitalization.

Assessment of the Chief Executive Officer’s Compensation

As noted above, one of the Culture and Compensation Committee’s annual activities is to assess the total compensation of the Chief Executive Officer related to our compensation peer group. The peer group used for this purpose is our compensation peer group as defined above.

The following graph shows the relationship of our CEO’s total compensation as set forth in the 2020 Summary Compensation Table and the change in stock price for the three years ended December 31, 2017, 2018 and 2019 (annualized) as compared to the companies included in our peer group, as defined above. Data for the most recent year ended December 31, 2020 was not used in this graph as the CEO compensation was not available for this period for all companies presented.

Establishing Performance Targets

Performance targets are set in the first quarter at the time of the Board’s annual budgeting session to ensure that our executives’ compensation opportunities are aligned with our short and long-term strategic goals. The performance targets are designed to reward achievement of specific financial, strategic and individual performance goals. We use an annual performance management process for our executives to assess individual performance, as well as a variety of distinct performance metrics that are shared among the executive team. As part of this process, each executive, including each of our Named Executive Officers, establishes his or her performance goals with input and approval from the CEO. Shared performance metrics are reviewed and approved by the Culture and Compensation Committee.

2020 Compensation Decisions and Outcomes

The decisions described below in relation to 2020 pay levels and outcomes for our Named Executive Officers were made before the full global extent of the COVID-19 pandemic became apparent. The Culture and Compensation Committee considered the business and financial impact of COVID-19 pandemic to NeoGenomics, our stockholders, our employees, our customers and other stakeholders, in evaluating 2020 performance.

An Overview of Performance in 2020

The Culture and Compensation Committee considers the financial performance of the Company in making compensation decisions. The Culture and Compensation Committee believes that compensation should be tied to the performance of the Company as well as the return to stockholders.

The primary metrics used in the evaluation of financial performance of the Company are revenue and adjusted EBITDA. Consolidated revenue for the year ended December 31, 2020 was $444.4 million, an increase of 8.7% over 2019. Adjusted EBITDA for the year ended December 31, 2020 was $34.8 million compared to $57.2 million in 2019. For the year ended December 31, 2020, special considerations related to revenue and adjusted EBITDA were made due to the unique challenges and circumstances of the COVID-19 pandemic. The diligent efforts and dedication of the named executive officers were recognized by the Culture and Compensation Committee. This resulted in weighting revenue and adjusted EBITDA results with 25% of the weight being placed on the first half of 2020 and 75% on the second half of the year.

These performance achievements in addition to Company and individual goals, resulted in annual incentive awards ranging from 65.9% - 100.0% of target.

We have presented below the cumulative total return to our stockholders of $100 during the period from December 31, 2015, through December 31, 2020 in comparison to the cumulative return on the S&P 500 Index and a customized peer group of five publicly traded companies during that same period. The peer group is made up of Invitae Corporation, Exact Sciences Corporation, Laboratory Corporation of America Holdings, Natera, Inc., and Quest Diagnostics, Inc. Several of our closest competitors are part of large pharmaceutical or other multi-national firms, or are privately held and, as such, we are unable to obtain financial information for them.

The results assume that $100 (with reinvestment of all dividends) was invested in our common stock, the index and in the peer group and its relative performance tracked through December 31, 2020. The comparisons are based on historical data and are not indicative of, nor intended to forecast, the future performance of our common stock.

Our Named Executive Officers in 2020

The following individuals were Named Executive Officers in 2020.

Named Executive Officer	Title	Date of Appointment to Current Role

Douglas M. VanOort	Chairman and Chief Executive Officer	October 2009

Kathryn B. McKenzie	Chief Financial Officer	February 2020

Robert J. Shovlin	President, Clinical Services	September 2016

Douglas M. Brown	Chief Strategy and Corporate Development Officer	February 2020

Dr. Lawrence M. Weiss	Chief Medical Officer	November 2019

2020 Base Salary

Named Executive Officer	Base Salary	Effective Date

Douglas M. VanOort (1)	$700,000	March 2, 2020

Kathryn B. McKenzie	$375,000	February 5, 2020

Robert J. Shovlin (2)	$425,000	March 2, 2020

Douglas M. Brown	$400,000	February 10, 2020

Dr. Lawrence M. Weiss	$600,000	November 25, 2019

(1) Mr. VanOort voluntarily reduced his annual salary in April 2020 from $700,000 to $665,000 to align with management’s decision not to implement merit pay increases for all employees due to the COVID-19 pandemic. Had this voluntary reduction not been made, his salary would have been the base salary stated above as of the related effective date.

(2) Mr. Shovlin voluntarily reduced his annual salary in May 2020 from $425,000 to $400,000 to align with management’s decision not to implement merit pay increases for all employees due to the COVID-19 pandemic. Had this voluntary reduction not been made, his salary would have been the base salary stated above as of the related effective date.

Annual Incentive

The annual incentive is a performance bonus, paid in cash that is designed to incentivize and reward Named Executive Officers for operating results, both financial and strategic. The 2020 performance goals were approved by the Culture and Compensation Committee at the start of the fiscal year and communicated to each of our Named Executive Officers. In 2020, bonus opportunities and outcomes for the Named Executive Officers were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)	Actual Bonus (% of salary)	Actual Bonus (% of target)

Douglas M. VanOort	80%	160%	64%	80%

Kathryn B. McKenzie	50%	100%	47%	93%

Robert J. Shovlin	50%	100%	33%	66%

Douglas M. Brown	50%	100%	50%	100%

Dr. Lawrence M. Weiss	40%	80%	31%	77%

The 2020 annual incentive is determined based on a combination of NeoGenomics’ financial performance as well as individual performance, including attainment of strategic critical success objectives and individual performance. The relative weightings of each have been carefully established to reflect the role of each Named Executive Officer and the areas on which they are able to have the most influence and impact. For the year ended December 31, 2020, special considerations related to revenue and adjusted EBITDA were made due to the unique challenges and circumstances of the COVID-19 pandemic. This resulted in weighting revenue and adjusted EBITDA results with 25% of the weight being placed on the first half of 2020 and 75% on the second half of the year. All Named Executive Officers have a corporate financial performance component, reflecting the importance of our senior management working collectively as a team to deliver results, and their collective accountability to our stockholders.

The weight of each measure for 2020 was as follows:

	Corporate Performance			Individual Performance

Named Executive Officer	Revenue	Adjusted EBITDA	Strategic Critical Success Factors	Individual Goals

Douglas M. VanOort	40%	40%	10%	10%

Kathryn B. McKenzie	30%	30%	10%	30%

Robert J. Shovlin (1)	10%	30%	10%	50%

Douglas M. Brown	30%	30%	10%	30%

Dr. Lawrence M. Weiss	35%	35%	10%	20%

(1) The individual goal for Mr. Shovlin is largely tied to the financial performance of the Clinical Services division. 15% of Mr. Shovlin’s annual incentive in 2020 is based on achieving the Clinical Services revenue goals set forth.

Corporate Performance

For the year ended December 31, 2020, special considerations related to revenue and adjusted EBITDA were made due to the unique challenges and circumstances of the COVID-19 pandemic. This resulted in weighting revenue and adjusted EBITDA results with 25% of the weight being placed on the first half of 2020 and 75% on the second half of the year. With this weighting, the corporate performance component of the Annual Bonus Plan resulted in a payout of 141% of target for revenue and no payment for adjusted EBITDA. For the first half of 2020, threshold performance metrics were not achieved. The following chart shows the achievement for the second half of 2020.

Financial Performance Metric (in millions)	Threshold	Target	Maximum	Achievement

Revenue	$233,000	$243,000	$253,000	$251,441

Adjusted EBITDA	$35,900	$39,400	$42,900	$34,993

Strategic Critical success factors paid out at 83% of target, driven by:

•	Strengthening our world class culture by improving teamwork and emphasizing effective communication;
•	Providing uncompromising quality through Company-wide leadership, training, and employee engagement; and
•	Pursuing exceptional service and growth through customer engagement.

Individual Performance

The individual performance component of the Annual Bonus Plan includes specific goals for each Named Executive Officer. Key achievements in the following areas were factored into determining the performance outcomes:

•	Acquired the Oncology Division assets of HLI - Oncology;
•	Established strategic collaboration and minority investment in Inivata;
•	Expanded testing menu to include suite of liquid biopsy tests;
•	Operationalized high-capacity COVID-19 testing lab resulting in $27 million in revenue and approximately 538,000 tests performed;
•	Achieved operating segment revenue goals (where indicated in table above); and
•	Achieved 2020 Company-wide focus initiatives and critical success factors including:
○	Protecting the well-being of our employees and strengthening our Culture through training, development and inclusive leadership;

○	Driving profitable growth through strategic marketing and sales initiatives;
○	Achieving high levels of stockholder satisfaction;
○	Improving processes through automation and innovation;
○	Enhancing the customer experience by providing exceptional quality; and
○	Developing new products and informatics

Our Culture and Compensation Committee approved the CEO’s recommendations for the individual performance ratings of executives (other than the CEO). Individual performance ratings of the CEO were approved based on an evaluation of performance by the Culture and Compensation Committee. Individual performance ratings were based on individual goals; some of the key achievements included the following:

Named Executive Officer	Key Achievements	Individual Performance Factor

Douglas M. VanOort	• Led strategic response to COVID-19 pandemic that maintained NeoGenomics’ culture as well as drove COVID-19 PCR testing capabilities • Strengthened leadership team through key hires and reorganization of certain responsibilities • Executed growth strategies, including substantial progress on development of the Informatics Division, expansion into China, and continued growth in NGS and new technologies such as liquid biopsy.	10%

Kathryn B. McKenzie

• Transitioned into CFO role through developing and expanding relationships with key internal and external stakeholders;

• Led financing efforts, resulting in gross proceeds of $322 million. The Company utilized a portion of these proceeds to retire its existing term loan and related interest rate swap agreements;

• Supported acquisition and integration of HLI-Oncology and held key role in completing minority investment in Inivata ;

• Improved financial organization and processes through hiring and onboarding of Chief Accounting Officer and other Finance roles and making significant progress on cross functional ERP system.

		30%

Robert J. Shovlin	• Operationalized COVID-19 PCR testing laboratory, resulting in $27.8 million in revenue; • Led cross-functional collaboration efforts for commercialization of InVisionFirst®-Lung liquid biopsy assay with Inivata; • Improved net promoter score to 67; • Achieved Clinical revenue growth of approximately 6% in a COVID impacted environment.	50%

Named Executive Officer	Key Achievements	Individual Performance Factor

Douglas M. Brown	• Developed a process to review prioritized deals with management and the Board and execute on targeted deals; • Assisted with execution of April 2020 financing transactions, which provided for improved liquidity and strategic flexibility; • Assumed investor relations responsibilities and developed relationships with key internal and external stakeholders; • Led efforts related to minority investment and strategic collaboration with Inivata, which included commercialization of the InVisionFirst®-Lung liquid biopsy assay.	30%

Dr. Lawrence M. Weiss	• Launched comprehensive suite of solid tumor liquid biopsy tests, including NeoLab Solid Tumor Liquid Biopsy; • Validated multiple COVID-19 PCR platforms to provide COVID-19 PCR testing capabilities; • Made significant progress with FDA submission of Next Generation Sequencing panel; • Improve the professional satisfaction of pathologists; and • Validate fusion assay submitted for TA	20%

The combination of corporate and individual performance resulted in the following awards based on 2020 performance:

Named Executive Officer	Actual Bonus	Actual Bonus (% of salary)	Actual Bonus (% of target)

Douglas M. VanOort	$450,000	64%	80%

Kathryn B. McKenzie	$175,000	47%	93%

Robert J. Shovlin	$140,000	33%	66%

Douglas M. Brown (1)	$200,000	50%	100%

Dr. Lawrence M. Weiss	$185,000	31%	77%

(1) Mr. Brown’s actual bonus as a percentage of his target reflects a high level of achievement of individual performance objectives related to acquisition opportunities.

Although the formulaic outcome for the Chief Executive Officer would have resulted in an actual bonus payout equal to 60% of salary (or 75% of his target bonus), the Culture and Compensation Committee felt it appropriate to apply positive discretion (as permitted by the Annual Incentive Plan) to increase the payout to 64% for special considerations related to the unique challenges and circumstances of the COVID-19 pandemic. As outlined above, the actual payout of 64% of salary for the Chief Executive Officer was materially lower than the target bonus opportunity.

2020 Long-Term Incentive Awards

2020 long-term incentive (“LTI’”) awards to our named executive officers were primarily made in the form of a combination of stock options and time-based restricted stock. This directly reflects our strategy, and, in turn, our compensation philosophy by delivering an appropriate balance of retention and motivation to deliver strong strategic performance, with a view to long-term value creation for our stockholders. The Culture and Compensation Committee views stock options as a performance-based incentive given the inherent requirement for sustained stock price appreciation for awards to yield value. This is clearly aligned with the interests of our stockholders. The Culture and Compensation Committee also considers it appropriate to grant restricted stock to our named executive officers because they provide a degree of retention in our LTI program, aligned with one of the goals of our compensation philosophy, which is to retain our highly skilled management team.

The amount of LTI awards granted to each executive is determined based on his or her individual performance, potential future contributions, market competitiveness, and other factors. Our Culture and Compensation Committee reviews our LTI awards against LTI awards of our peer group and also reviews the overall total compensation of our executive officers against our peer group. On average, annual LTI grant awards for our Named Executive Officers position their overall compensation at or around the median values of our peer group, in cases where there are comparable positions at the peer companies.

Other Elements of Compensation

Perquisites

We do not provide significant perquisites or personal benefits to Named Executive Officers. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.

Benefits

Named Executive Officers are provided with health benefits and access to our 401(k) Plan. Under the 401(k) Plan, NeoGenomics matches contributions at the rate of 100% of every dollar contributed up to 3% of the respective employee’s compensation and an additional 50% of every dollar contributed on the next 2% of compensation (4% maximum Company match). The Named Executive Officers participate in the same plan as the broader employee population.

Additional Information

Tax and Accounting Considerations

Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to any employee in any calendar year that is considered to a Covered Employee. A Covered Employee is generally defined as the principal executive officer or principal financial officer at any time during the year, or any individual acting in such a capacity, and the three other most highly compensated executive officers. An employee that was considered a covered employee after 2016 will always be considered a covered employee even if he or she is no longer the principal executive officer, principal financial officer, or one of the three other most highly compensated executive officers during the applicable year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, repealed the performance-based compensation exception for tax years beginning after December 31, 2017, subject to a transition rule that “grandfathers” certain awards and arrangements that were in effect under a written binding contract on or before November 2, 2017 and were not materially modified after this date. As a result, certain compensation that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the grandfather rules. Moreover, from and after January 1, 2018, compensation paid in excess of $1 million in any calendar year to a Covered Employee generally will not be deductible.

While the Tax Cuts and Jobs Act limits the deductibility of compensation paid to Covered Employees, the Culture and Compensation Committee will, consistent with its past practice, design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Culture and Compensation Committee Report

The members of the Company’s Culture and Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with NeoGenomics’ management and, based on such review and discussions, we have recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

MEMBERS OF THE CULTURE AND COMPENSATION COMMITTEE

Lynn A. Tetrault, Chair

Raymond R. Hipp

Kevin C. Johnson

Stephen M. Kanovsky

Michael A. Kelly

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2020, 2019, and 2018, by the principal executive officer, principal financial officer, and our three other most highly compensated executive officers in 2020, together “Named Executive Officers” (in dollars).

Name and Principal Position	Year	Salary	Bonus (1)	Stock Award (2)	Option Award (2)	Non-Equity Incentive Plan Compensation (3)	Non- qualified Deferred Compensation Earnings	All Other Compensation (4)	Total

Douglas M. VanOort (5)	2020	$669,039	$—	$990,000	$2,010,000	$450,000	$—	$3,000	$4,122,039
Chairman of the Board & Chief Executive Officer	2019	665,000	—	742,507	1,338,225	900,000	—	3,000	3,648,732
	2018	641,923	—	650,006	1,278,290	774,000	—	3,000	3,347,219

Kathryn B. McKenzie (6)	2020	359,616	—	165,000	335,000	175,000	—	—	1,034,616

Chief Financial Officer	2019	250,000	—	44,551	80,293	150,000	—	—	524,844
	2018	—	—	—	—	—	—	—	—

Sharon A. Virag (7)(8)	2020	—	—	—	—	—	—	—	—
Chief Financial Officer	2019	257,723	—	214,502	386,597	182,823	—	—	1,041,645
	2018	298,462	120,000	—	485,100	190,000	—	—	1,093,562

Robert J. Shovlin (9)	2020	404,808	—	247,500	502,000	140,000	—	3,000	1,297,308

President of Clinical Services	2019	400,000	—	214,502	386,597	280,000	—	3,000	1,284,099
	2018	375,385	—	—	737,598	212,756	—	3,000	1,328,739

Douglas M. Brown (10)	2020	346,154	—	198,000	402,000	200,000	—	100,000	1,246,154
Chief Strategy and Corporate Development Officer	2019	—	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—	—

Dr. Lawrence M. Weiss (11)	2020	600,000	—	165,000	335,000	185,000	—	—	1,285,000

Chief Medical Officer	2019	600,000	—	115,503	208,171	260,000	—	—	1,183,674
	2018	571,519	100,000	—	152,100	32,276	—	—	855,895

(1)	Amount shown for Dr. Weiss in 2018 consists of a discretionary bonus as well as a bonus paid in accordance with his medical services agreement.
(2)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards and stock options granted to the Named Executive Officers. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date. See Item 8, Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 25, 2021 for a description of the valuation methodology of stock and option awards.

(3)	Amount shown consist of awards based on performance under our management incentive bonus plans for each respective year.
(4)	Amount shown for Mr. Brown in 2020 consists of a relocation allowance as per the terms of his employment agreement.
(5)

Mr. VanOort voluntarily reduced his annual salary in April 2020 from $700,000 to $665,000 to align with management’s decision not to implement merit pay increases for all employees due to the COVID-19 pandemic.

(6)

Ms. McKenzie was appointed to Chief Financial Officer in February 2020. Prior to that date, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and Principal Financial Officer since 2019.

(7)	Ms. Virag resigned effective August 2019. On an annualized basis, her annual salary for 2019 would have been $416,000.

(8)	Ms. Virag joined the Company as Chief Financial Officer in March 2018. On an annualized basis, her annual salary would have been $400,000.
(9)

Mr. Shovlin voluntarily reduced his annual salary in May 2020 from $425,000 to $400,000 to align with management’s decision not to implement merit pay increases for all employees due to the COVID-19 pandemic.

(10)	Mr. Brown joined the Company as Chief Strategy and Corporate Development Officer in February 2020. On an annualized basis, his annual salary would have been $400,000.
(11)	Dr. Weiss was appointed Chief Medical Officer in November 2019. Prior to this appointment, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

Narrative to the Summary Compensation Table

Grants of Plan Based Awards

The following table shows information regarding grants of non-equity and equity awards that we made during the fiscal year ended December 31, 2020 to each of our Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan (1)			All Other Stock Awards: Number of Shares of Stock or Units	Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold	Target	Maximum

Douglas M. VanOort	3/2/2020	—	80%	160%	—	225,084	$28.33	$2,010,000

Chief Executive Officer and Chairman of the Board	3/2/2020	—	—	—	34,945	—	$—	$990,000

Kathryn B. McKenzie (3)	3/2/2020	—	50%	100%	—	37,514	$28.33	$335,000

Chief Financial Officer	3/2/2020	—	—	—	5,824	—	$—	$165,000

Robert J. Shovlin	3/2/2020	—	50%	100%	—	56,271	$28.33	$502,500

President, Clinical Services	3/2/2020	—	—	—	8,736	—	$—	$247,500

Douglas M. Brown (4)	3/2/2020	—	50%	100%	—	45,017	$28.33	$402,000

Chief Strategy and Corporate Development Officer	3/2/2020	—	—	—	6,989	—	$—	$198,000

Dr. Lawrence M. Weiss (5)	3/2/2020	—	40%	80%	—	37,514	$28.33	$335,000

Chief Medical Officer	3/2/2020	—	—	—	5,824	—	$—	$165,000

(1)

The Fiscal Year 2020 Annual Bonus of non-equity incentive plan awards sets forth the target and maximum of the amounts awarded as an annual bonus in fiscal year 2020 under the management incentive plan. The actual amount earned is reflected in the Summary Compensation in the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used in the valuation of option awards can be found in Item 8, Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 25, 2021 for a description of the valuation methodology of stock and option awards. Our executive officers will not realize the value of these awards in cash unless these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K.

(3)

Ms. McKenzie was appointed to Chief Financial Officer in February 2020. Prior to that date, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and Principal Financial Officer since 2019.

(4)	Mr. Brown joined the Company as Chief Strategy and Corporate Development Officer in February 2020.
(5)	Dr. Weiss was appointed Chief Medical Officer in November 2019. Prior to this appointment, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

Outstanding Equity Awards at December 31, 2020

The Culture and Compensation Committee has been given the authority to set all performance metrics for the vesting of performance-based equity awards and has the authority to adjust any target financial metrics used for such vesting if it deems it appropriate to do so. The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2020:

Option Awards							Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested

Douglas M. VanOort	333,333	166,667	(1)	—	$8.03	2/26/2023	15,477	$833,282	(2 (3	) )	—	—

Chief Executive Officer & Chairman of the Board	57,891	173,676	(4)	—	$19.60	3/1/2024	28,413	$1,529,756	(3 (5	) )	—	—
	—	225,084	(6)	—	$28.33	3/2/2027	34,945	$1,881,439	(3 (7	) )	—	—

Kathryn B. McKenzie	25,000	—	(8)	—	$9.07	10/18/2022	1,705	$91,797	(3 (5	) )	—	—

Chief Financial Officer	24,000	16,000	(1)	—	$8.03	2/26/2023	5,824	$313,564	(3 (7	) )	—	—
	3,473	10,421	(4)	—	$19.60	3/1/2024	—	—			—	—
	—	37,514	(6)	—	$28.33	3/2/2027	—	—			—	—

Robert J. Shovlin	—	96,167	(1)	—	$8.03	2/26/2023	8,208	$441,919	(3 (5	) )	—	—

President of Clinical Services	—	50,173	(4)	—	$19.60	3/1/2024	8,736	$470,346	(3 (7	) )	—	—
	—	56,271	(6)	—	$28.33	3/2/2027	—	—			—	—

Douglas M. Brown	—	45,017	(6)	—	$28.33	3/2/2027	6,989	$376,288	(3 (7	) )	—	—

Chief Strategy and Corporate Development Officer	—	—		—	—	—	—	—			—	—

Dr. Lawrence M. Weiss	—	6,667	(9)	—	$9.22	4/19/2023	4,420	$237,973	(3 (5	) )	—	—

Chief Medical Officer	—	8,334	(10)	—	$13.87	12/12/2023	5,824	$313,564	(3 (7	) )	—	—
	—	27,017	(4)	—	$19.60	3/1/2024	—	—			—	—
	—	37,514	(6)	—	$28.33	3/2/2027	—	—			—	—

(1)	Option awards vested ratably on February 26, 2019, February 26, 2020 and February 26, 2021.
(2)	Stock awards vest ratably on August 1, 2019, August 1, 2020 and August 1, 2021.
(3)	Market value based on stock price at December 31, 2020.
(4)	Option awards vest ratably on March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023.
(5)	Stock awards vest ratably on March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023.
(6)	Option awards vest ratably on March 2, 2021, March 2, 2022, March 2, 2023 and March 2, 2024.

(7)	Stock awards vest ratably on March 2, 2021, March 2, 2022, March 2, 2023 and March 2, 2024.
(8)	Option awards vested ratably on October 18, 2018, October 18, 2019 and October 18, 2020.
(9)	Option awards vest ratably on April 19, 2019, April 19, 2020 and April 19, 2021.
(10)	Option awards vest ratably on December 12, 2019, December 12, 2020 and December 12, 2021.

Options Exercised and Stock Vested

The options exercised by and stock vested for our Named Executive Officers during the fiscal year ended December 31, 2020 were as follows:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting

Douglas M. VanOort	500,000	$17,365,834	65,681	(1)	$1,850,891

Chief Executive Officer and Chairman of the Board	—	$—	15,476	(1)	$591,647
	—	$—	9,470	(1)	$268,285

Kathryn B. McKenzie	—	$—	568	(1)	$16,091

Chief Financial Officer	—	$—	—		$—

Robert J. Shovlin	66,667	$2,034,700	16,667	(1)	$469,676

President of Clinical Services	96,167	$2,195,646	2,736	(1)	$77,511

	16,724	$310,523	—		$—

Douglas M. Brown	—	$—	—		$—

Chief Strategy and Corporate Development Officer	—	$—	—		$—

Dr. Lawrence M. Weiss	50,000	$2,194,738	1,473		$41,730

Chief Medical Officer	20,000	$869,600	—		$—

	13,333	$553,719	—		$—

	16,666	$614,642	—		$—

	9,005	$280,506	—		$—

(1)	Shares were withheld to cover tax withholding obligations in connection with this exercise. The number of shares and value reported represents the gross number prior to withholding of such shares.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts that contain provisions for payment upon termination.

The following table shows the Named Executive Officers with such provisions and the estimated financial impact assuming these Named Executive Officers were terminated without cause at December 31, 2020:

	Benefits and Payments
Named Executive Officer	Base Salary(1)	Benefits(2)

Douglas M. VanOort	$700,000	$14,484
Chief Executive Officer and Chairman of the Board

Kathryn B. McKenzie	$375,000	$13,573

Chief Financial Officer

Robert J. Shovlin	$425,000	$20,557
President of Clinical Services

Douglas M. Brown	$400,000	$15,757

Chief Strategy and Corporate Development Officer

Dr. Lawrence M. Weiss	$600,000	$27,048
Chief Medical Officer

(1) Represents 12 months continuation of base salary.

(2) Represents the estimated incremental cost to the Company for continuation of health care benefits for 12 months.

The following Named Executive Officers have stock options and/or restricted stock agreements that contain provisions providing for accelerated vesting upon change in control.

The following table shows the estimated benefit to the Named Executive Officer assuming a change in control and qualifying termination based on “double trigger” provisions at December 31, 2020:

	Vesting Upon Change in Control
Named Executive Officer	Unvested Stock Options #	Stock Options Estimated Benefit (1)	Unvested Restricted Stock #	Restricted Stock Estimated Benefit (1)
Douglas M. VanOort, Chief Executive Officer and Chairman of the Board	565,427	$19,323,574	78,835	$4,244,476

Kathryn B. McKenzie, Chief Financial Officer	63,935	$2,046,757	7,529	$405,361

Robert J. Shovlin, President of Clinical Services	202,611	$7,558,807	16,944	$912,265

Douglas M. Brown, Chief Strategy and Corporate Development Officer	45,017	$1,148,384	6,989	$376,288

Dr. Lawrence M. Weiss, Chief Medical Officer	79,532	$2,512,636	10,244	$551,537

(1) Estimated benefit based on stock price at December 31, 2020.

CEO Pay Ratio

The Culture and Compensation Committee reviewed a comparison of our CEO’s total annual compensation to the total annual compensation of our median employee for the fiscal year ended December 31, 2020. The total annual compensation of our CEO for this period was $4,122,039 compared to the total annual compensation of our median employee which was $76,844. The resulting ratio of our CEO’s pay to the pay of our median employee for the fiscal year ended December 31, 2020 was 54:1; which is relatively consistent with the 49:1 reported for the fiscal year ended December 31, 2019. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In determining the median employee, the Company used a consistently applied compensation measure. The compensation measure included salary received in fiscal year 2020 including commissions and bonuses (if applicable). The compensation measure excluded the following pay elements: grant date fair value of stock option granted in fiscal year 2020, Company-paid 401(k) match made during fiscal year 2020 and Company-paid insurance premiums during fiscal year 2020. For purposes of determining the median employee, the Company used the employee population as of December 31, 2020 including all active full-time, part-time and per diem employees.

The median employee was selected by (i) calculating the compensation for each of our employees (excluding the CEO) using the consistently applied compensation measure as defined above, (ii) ranking the employees based on that compensation from lowest to highest, and (iii) selecting the employee that falls in the middle of that population.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 1, 2021 with respect to the beneficial ownership of our common stock by:

•	each person or group known by the Company to own beneficially more than five percent of the Company’s outstanding common stock.
•	each director and Named Executive Officer of the Company;
•	the directors and executive officers of the Company as a group;

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)

5% Stockholders

Common	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	17,246,570	14.7%

Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,167,578	9.5%

Named Executive Officers and Directors

Common	Douglas M. VanOort (2)	3,161,770	2.7%

Common	Steven C. Jones (3)	1,389,899	1.2%

Common	Raymond R. Hipp (4)	77,851	*

Common	Kevin C. Johnson (5)	42,034	*

Common	Bruce K. Crowther (6)	67,217	*

Common	Dr. Alison L. Hannah (7)	99,530	*

Common	Lynn A. Tetrault (8)	42,283	*

Common	Stephen M. Kanovsky (9)	13,834	*

Common	Michael A. Kelly (10)	4,005	*

Common	Rachel A. Stahler (11)	6,146	*

Common	Kathryn B. McKenzie (12)	94,859	*

Common	Douglas M. Brown (13)	122,898	*

Common	Robert J. Shovlin (14)	280,705	*

Common	Dr. Lawrence M. Weiss (15)	130,847	*

Common	Directors and Named Executive Officers as a Group (16)	5,533,878	4.7%

* Less than 1%

(1)

The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of April 1, 2021, through the exercise of any stock option or other right. As of April 1, 2021, 117,048,193 shares of the Company’s common stock were outstanding. The information in the table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of NeoGenomics, Inc. at 12701 Commonwealth Drive Suite 9, Fort Myers, FL 33913.

(2)

Douglas M. VanOort, Chairman and Chief Executive Officer of the Company, has direct ownership of 2,474,716 shares and options exercisable within 60 days of April 1, 2021 to purchase 672,054 shares of common stock. Totals for Mr. VanOort include 15,000 shares indirectly held in a custodial account benefiting Mr. VanOort’s children.

(3)

Steven C. Jones, a director of the Company, has direct ownership of 90,218 shares and options exercisable within 60 days of April 1, 2021 to purchase 3,448 shares of common stock. Totals for Mr. Jones also include (i) 30,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls and (ii) 165,757 shares held in certain individual retirement and custodial accounts. In addition, Mr. Jones is the Managing Member of the general partner of Aspen Select Healthcare, LP (“Aspen”); thus he has the right to vote the 1,100,000 shares which Aspen has direct ownership of as well as the 544,100 shares for which Aspen has received a voting proxy.

(4)	Raymond R. Hipp, a director of the Company, has direct ownership of 66,800 shares and options exercisable within 60 days of April 1, 2021 to purchase 11,051 shares of common stock.
(5)	Kevin C. Johnson, a director of the Company, has direct ownership of 30,983 shares and options exercisable within 60 days of April 1, 2021 to purchase 11,051 shares of common stock.
(6)	Bruce K. Crowther, a director of the Company, has direct ownership of 46,483 shares and options exercisable within 60 days of April 1, 2021 to purchase 20,734 shares of common stock.
(7)	Dr. Alison L. Hannah, a director of the Company, has direct ownership of 88,796 shares and options exercisable within 60 days of April 1, 2021 to purchase 10,734 shares of common stock.
(8)	Lynn A. Tetrault, a director of the Company, has direct ownership of 30,469 shares and options exercisable within 60 days of April 1, 2021 to purchase 11,814 shares of common stock.
(9)	Stephen M. Kanovsky, a director of the Company, has direct ownership of 6,117 shares and options exercisable within 60 days of April 1, 2021 to purchase 7,717 shares of common stock.
(10)	Michael A. Kelly, a director of the Company, has direct ownership of 1,782 shares and options exercisable within 60 days of April 1, 2021 to purchase 2,223 shares of common stock.
(11)	Rachel A. Stahler, a director of the Company, has direct ownership of 2,698 shares and options exercisable within 60 days of April 1, 2021 to purchase 3,448 shares of common stock.
(12)	Kathryn B. McKenzie, Chief Financial Officer, has direct ownership of 13,535 shares and options exercisable within 60 days of April 1, 2021 to purchase 81,324 shares of common stock.
(13)

Douglas M. Brown, Chief Strategy and Corporate Development Officer, has direct ownership of 111,644 shares and options exercisable within 60 days of April 1, 2021 to purchase 11,254 shares of common stock.

(14)	Robert J. Shovlin, President of Clinical Services, has direct ownership of 153,747 shares and options exercisable within 60 days of April 1, 2021 to purchase 126,958 shares of common stock.
(15)	Dr. Lawrence M. Weiss, Chief Medical Officer, has direct ownership of 105,797 shares and options exercisable within 60 days of April 1, 2021 to purchase 25,050 shares of common stock.
(16)	The total number of shares listed eliminates double counting of shares that may be beneficially attributable to more than one person.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in fiscal year 2020, except that Ms. Stahler filed one late Form 4 due to administrative timing.

FUTURE STOCKHOLDER PROPOSALS

To have a proposal intended to be presented at our 2022 Annual Meeting of Stockholders be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2021 (unless the date of the 2022 Annual Meeting of Stockholders is not within 30 days of May 27, 2022, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2022 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If a stockholder wishes to present a proposal before the 2022 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Proxy Statement and form of proxy in accordance with Rule 14a-8, the stockholder must also give written notice to the Corporate Secretary at our corporate headquarters. Our Corporate Secretary must receive the notice not less than 90 days nor more than 120 days prior to May 27, 2022, the anniversary date of the 2021 Annual Meeting of Stockholders; provided, however, that in the event that the 2022 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after May 27, 2022, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The proposal must also comply with the other requirements contained in our Amended and Restated Bylaws.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Summarized below is the aggregate amount of various professional fees billed by our principal accountant, Deloitte & Touche LLP, for the year ended December 31, 2020. For the year ended December 31, 2019, the aggregate amount of various professional fees includes fees billed by our principal accountant, Deloitte & Touche LLP, and our prior principal accountant, Crowe LLP.

	2020	2019 (1)
Audit fees	$1,455,725	$1,402,118
Audit related fees	95,356	71,840
Tax fees	—	—
All other fees	9,755	1,895

Total	$1,560,836	$1,475,853

(1) Aggregate amounts for 2019 include $50,000 of audit fees and $52,580 of audit related fees billed by our prior principal accountant, Crowe LLP.

Audit fees are limited to audit and review services related to the Company’s annual and quarterly reports filed with the SEC, as well as regulatory filings. For 2020, audit related fees related to stand alone audits of subsidiaries and permissible services related to cyber security. For 2019, audit related fees related to stand alone audits of subsidiaries. Tax fees include those related to tax compliance, tax advice and tax planning. All other fees consist primarily of programs and subscription services.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement.

TRANSACTIONS WITH RELATED PERSONS

Consulting Agreements

On May 3, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Steven C. Jones, a director, officer and stockholder of the Company, whereby Mr. Jones would provide consulting services to the Company in the capacity of Executive Vice President. On May 3, 2010, the Company also entered into a warrant agreement with Mr. Jones and issued a warrant to purchase 450,000 shares of the Company’s common stock, which were all vested as of December 31, 2016 and fully exercised at December 31, 2017.

On November 4, 2016, the Company amended and restated the Consulting Agreement with Mr. Jones, (the “Amended and Restated Consulting Agreement”). The Amended and Restated Consulting Agreement had an initial term of November 4, 2016 through April 30, 2020, which automatically renews for additional one year periods unless either party provides notice of termination at least three months prior to the expiration of the initial term or any renewal term. Mr. Jones relinquished the title of Executive Vice President effective as of April 4, 2019. In addition, on May 6, 2019, the Company and Mr. Jones entered into a letter agreement to modify certain provisions of the Amended and Restated Consulting Agreement which modifications included, by mutual agreement of the parties, the following: automatic expiration of the Amended and Restated Consulting Agreement on April 30, 2020 unless the parties mutually agree to renew it in writing; a description of consulting services to be provided to the Company (the “Services”) with a target of up to 15 hours per month of working time and attention to the Company; a fixed monthly cash consulting fee in the amount of $5,000 per month for the provision of the Services; and continuation of health insurance coverage at the levels currently in effect. The agreement was terminated on April 30, 2020.

During the years ended December 31, 2020, 2019 and 2018, Mr. Jones earned approximately $24,000, $93,000 and $163,000, respectively, for various consulting work performed and reimbursement of incurred expenses. Mr. Jones also earned $0, $0 and $58,013 as payment of bonuses for the periods indicated above. During the years ended December 31, 2020, 2019 and 2018, Mr. Jones earned approximately $57,000, $51,250, and $50,000, respectively as compensation for his services on the Board.

The following table summarizes stock options and restricted stock granted to Mr. Jones during the years ended December 31, 2020, 2019 and 2018:

Grant Date	Common Stock Shares Granted	Restricted Common Stock Shares Granted	Fair Value	Fair Value per Share	Grant Price

May 28, 2020	3,448	—	$33,000	$9.57	$28.54

May 28, 2020	—	2,698	$77,000	$28.54	$—

June 6, 2019	4,269	—	$34,762	$8.14	$22.52

June 6, 2019	—	3,419	$76,996	$22.52	$—

June 1, 2018	3,017	—	$11,284	$3.74	$11.60

June 1, 2018	—	6,897	$80,005	$11.60	$—

Corporate Policies as to Related Party Transactions

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in our filings under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or legal counsel as appropriate in the circumstances. The Company evaluates these reports, along with responses to the Company’s annual director and officer questionnaires, for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board. The Company makes efforts to ensure that any related party transaction is on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

CODE OF ETHICS AND CONDUCT

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors, and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investors section of our website at www.neogenomics.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2021 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” into this Proxy Statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this Proxy Statement is an important part of this Proxy Statement and is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. The documents referred to above are also available from the EDGAR database that can be obtained through the SEC’s website at http://www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2021

FORM 10-K ANNUAL REPORT TO STOCKHOLDERS

On February 25, 2021, the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We have enclosed the Annual Report with this Proxy Statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2020, along with other financial information and management discussion, which we urge you to read carefully.

You can also obtain, free of charge, a copy of our Annual Report by:

•	writing to:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913

Attention: Denise E. Pedulla, Corporate Secretary

•	telephoning us at: (866) 776-5907

You can obtain a copy of our Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2021 ANNUAL MEETING PROXY MATERIALS RESULTS

Copies of this Proxy Statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2021 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four business days from the 2021 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge from the SEC’s EDGAR database at http://www.sec.gov.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to two or more stockholders who share an address, unless the Company has received contrary instruction from one or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Proxy Statement, or if in the future you would like to receive multiple copies of information or Proxy Statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise E. Pedulla, Corporate Secretary, or calling (866) 776-5907.

ANNEX A:

SECOND AMENDMENT OF THE

NEOGENOMICS, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF OCTOBER 15, 2015)

This Second Amendment of the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan (Amended and Restated Effective as of October 15, 2015) (“Second Amendment”) is made and adopted by NeoGenomics, Inc., a Nevada corporation (the “Company”), subject to approval by the stockholders of the Company.

WHEREAS, the Company maintains the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan (Amended and Restated Effective as of October 15, 2015) (the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, pursuant to and subject to Section 23 of the Plan, contingent on approval by stockholders of the Company, if stockholder approval is required by applicable securities exchange rules or applicable law.

WHEREAS, the Board, upon recommendation from its Compensation Committee, has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to (i) increase the number of shares of common stock available for issuance under the Plan by 6,975,000 shares, and (ii) increase the annual individual award limits from 1,000,000 shares to 2,000,000 shares.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 4.1 of the Plan (Share Reserve) is hereby amended and restated in its entirety as follows, effective May , 2021, subject to approval by the stockholders of the Company:

“Subject to adjustment as provided in Section 22, the maximum aggregate number of shares of Common Stock reserved and available for issuance under the Plan shall be 25,625,000 shares of Common Stock. All such shares of Common Stock available for issuance under the Plan shall be available for issuance as Incentive Stock Options.”

2.	Section 4.3 of the Plan (Code Section 162(m) Limitation) is hereby amended and restated in its entirety as follows, effective May , 2021, subject to approval by the stockholders of the Company:

“4.3 Limitation on Awards. The total number of shares of Common Stock for which Stock Options and Stock Appreciation Rights may be granted to any employee during any 12 month period shall not exceed 2,000,000 shares in the aggregate (as adjusted pursuant to Section 22). The total number of shares of Common Stock for which Restricted Stock Awards, Deferred Stock Awards, Stock Bonus Awards and Other Stock-Based Awards may be granted to any employee during any twelve month period shall not exceed 2,000,000 shares in the aggregate (as adjusted pursuant to Section 22).”

3.	Except as expressly or by necessary implication amended hereby, the Plan shall remain in full force and effect.

[signature page follows]

A-1

IN WITNESS WHEREOF, I hereby certify that the foregoing Second Amendment was duly adopted by the Board of Directors of NeoGenomics, Inc. on April     , 2021.

NEOGENOMICS, INC.
Sign
Name:
Print:
Name: Kathryn B. McKenzie
Title: Chief Financial Officer
Date: April , 2021

* * * * *

IN WITNESS WHEREOF, I hereby certify that the foregoing Second Amendment was approved by the stockholders of NeoGenomics, Inc. on May     , 2021.

NEOGENOMICS, INC.
Sign
Name:
Print
Name: Kathryn B. McKenzie
Title: Chief Financial Officer
Date: May , 2021

A-2

NEOGENOMICS, INC. ATTN: KATHRYN B. MCKENZIE 12701 COMMONWEALTH DRIVE, SUITE 9 FORT MYERS, FL 33913

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NEO2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44151-P47100                                 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEOGENOMICS, INC.
Board of Directors Recommends a Vote FOR proposal 1.

1.  Election of Directors. To elect nine (9) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

		For	Withhold
1a. Douglas M. VanOort		☐	☐	Board of Directors Recommends a Vote FOR proposal 2.		For	Against	Abstain
1b. Mark W. Mallon		☐	☐	2. Advisory Vote on the Compensation Paid to our Named Executive Officers.		☐	☐	☐
1c. Lynn A. Tetrault		☐	☐
1d. Bruce K. Crowther		☐	☐	Board of Directors Recommends a Vote FOR proposal 3.		For	Against	Abstain
1e. Dr. Alison L. Hannah		☐	☐	3. Second Amendment of the Amended and Restated Equity Incentive Plan.		☐	☐	☐
1f. Kevin C. Johnson		☐	☐	Board of Directors Recommends a Vote FOR proposal 4.		For	Against	Abstain
1g. Stephen M. Kanovsky		☐	☐	4. Ratification of Appointment of Independent Registered Public Accounting Firm.		☐	☐	☐
1h. Michael A. Kelly		☐	☐
1i. Rachel A. Stahler		☐	☐

Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D44152-P47100

NEOGENOMICS, INC.

Annual Meeting of Stockholders

May 27, 2021 10:00 AM (Eastern Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Denise E. Pedulla and Kathryn B. McKenzie, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR THE ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, FOR THE SECOND AMENDMENT OF THE AMENDED AND RESTATED EQUITY INCENTIVE PLAN IN PROPOSAL 3, AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 4.

Continued and to be signed on reverse side